As filed with the Securities and Exchange Commission on July 15, 2013
Registration No. 333-188677

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_________________________

Pre-Effective Amendment No. 1 to Form S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
_________________________

PREFERRED APARTMENT
COMMUNITIES, INC.

(Exact Name of Registrant as Specified in its Charter)
Maryland
(State or other jurisdiction of incorporation or organization)
27-1712193
(I.R.S. Employer Identification Number)
3625 Cumberland Boulevard, Suite 1150
Atlanta, Georgia 30339
(770) 818-4100

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
John A. Williams
PREFERRED APARTMENT COMMUNITIES, INC.
3625 Cumberland Boulevard, Suite 1150
Atlanta, Georgia 30339
(770) 818-4100

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
_________________________

With copies to:

Leonard A. Silverstein, Esq. Jeffrey R. Sprain, Esq. PREFERRED APARTMENT COMMUNITIES, INC. 3625 Cumberland Boulevard, Suite 1150 Atlanta, Georgia 30339 Tel: (770) 818-4100 Fax: (770) 818-4105	Peter M. Fass, Esq. James P. Gerkis, Esq. PROSKAUER ROSE LLP Eleven Times Square New York, New York 10036-8299 Tel: (212) 969-3000 Fax: (212) 969-2900
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by the registrant.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post‑effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non‑accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer   ☐    Accelerated filer   ☐    Non-accelerated filer   ☒    Smaller reporting company   ☐
(Do not check if a smaller
reporting company)
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)*
Common Stock, $.01 par value per share
Preferred Stock, $.01 par value per share
Depositary Shares representing Preferred Stock
Debt Securities
Warrants to purchase Debt Securities, Common Stock, Preferred Stock or Depositary Shares
Units
Total	$200,000,000	$27,280

(1)
As permitted by General Instruction II.D of Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, the fee table does not specify by each class of securities to be registered information as to the amount to be registered, proposed maximum offering price per share or unit, as applicable, and proposed maximum aggregate offering price.

(2)
There are being registered hereunder such indeterminate number, principal amount or liquidation amount of securities of the registrant as may from time to time be issued at indeterminate prices in offerings or upon exercise, conversion or exchange of any securities registered hereunder that provide for exercise, conversion or exchange. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder including, but not limited to, units consisting of equity securities and debt securities, equity securities and warrants, and warrants and debt securities.

(3)	Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act.
*    $27,280 has been previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file an amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. No person may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED July 15, 2013
PROSPECTUS

$200,000,000

Common Stock, Preferred Stock, Debt Securities, Depositary Shares,
Warrants and Units
We may offer, issue and sell from time to time, together or separately, the securities described in this prospectus, at an aggregate public offering price that will not exceed $200,000,000.
This prospectus describes some of the general terms that apply to the securities. We will provide the specific terms of any securities we may offer in supplements to this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest. We also may authorize one or more free writing prospectuses to be provided to you in connection with the offering. The prospectus supplement and any free writing prospectus also may add, update or change information contained or incorporated in this prospectus.
We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers on a continuous or delayed basis. The prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of securities offered, see “Plan of Distribution” in this prospectus. The prospectus supplement also will set forth the price to the public of the securities and the net proceeds that we expect to receive from the sale of such securities.
Our common stock trades on the NYSE MKT under the symbol “APTS.” On July 12, 2013, the last reported sale price of our common stock on the NYSE MKT was $8.45 per share.
Investing in our securities involves significant risks. You should carefully read and consider “Risk Factors” included in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, on page 4 of this prospectus and in the applicable prospectus supplement before investing in our securities.
We impose certain restrictions on the ownership and transfer of our capital stock. You should read the information under the section entitled “Description of Capital Stock — Restrictions on Ownership and Transfer” in this prospectus for a description of these restrictions.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is           , 2013

We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on its front cover or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold on a later date.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a “shelf” registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or the SEC. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus for up to a total dollar amount of $200,000,000. The exhibits to our registration statement and documents incorporated by reference contain the full text of certain contracts and other important documents that we have summarized in this prospectus or that we may summarize in a prospectus supplement. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits and other documents can be obtained from the SEC as indicated under the sections entitled “Where You Can Find More Information about Preferred Apartment Communities” and “Incorporation of Certain Documents By Reference.”
This prospectus only provides you with a general description of the securities we may offer, which is not meant to be a complete description of each security. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement also may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully both this prospectus and any prospectus supplement together with the additional information described under the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.”
Unless otherwise indicated or the context requires otherwise, including with respect to the securities offered by this prospectus as described in "Description of the Securities we may Offer," in this prospectus and any prospectus supplement hereto, references to “the company,” “we,” “us” and “our” mean Preferred Apartment Communities, Inc. and its consolidated subsidiaries, including, without limitation, Preferred Apartment Communities Operating Partnership, L.P., a Delaware limited partnership of which we are the sole general partner, or our Operating Partnership, and “our manager” refers to Preferred Apartment Advisors, LLC, a Delaware limited liability company, which is our external manager and advisor and a related party.

CAUTIONARY STATEMENT
REGARDING FORWARD-LOOKING STATEMENTS
Statements made in this prospectus and the information incorporated by reference into this prospectus that are not historical factual statements are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act; Section 27A of the Securities Act of 1933, as amended, or the Securities Act; and pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “could,” “may” or similar expressions, we intend to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking:

•	use of proceeds of any offering;

•	our business and investment strategy;

•	our projected operating results;

•	actions and initiatives of the U.S. government and changes to U.S. government policies and the execution and impact of these actions, initiatives and policies;

•	the state of the U.S. economy generally or in specific geographic areas;

•	economic trends and economic recoveries;

•	our ability to obtain and maintain financing arrangements, including through the Federal Home Loan Mortgage Corporation, or Freddie Mac, and the Federal National Mortgage Association, or Fannie Mae;

•	financing and advance rates for our target assets;

•	our expected leverage;

•	changes in the values of our assets;

•	our expected portfolio of assets;

•	our expected investments;

•	interest rate mismatches between our target assets and our borrowings used to fund such investments;

•	changes in interest rates and the market value of our target assets;

•	changes in prepayment rates on our target assets;

•	effects of hedging instruments on our target assets;

•	rates of default or decreased recovery rates on our target assets;

•	the degree to which our hedging strategies may or may not protect us from interest rate volatility;

•	impact of and changes in governmental regulations, tax law and rates, accounting guidance and similar matters;

•	our ability to maintain our qualification as a real estate investment trust for U.S. federal income tax purposes, or REIT;

•	our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended;

•	availability of investment opportunities in mortgage-related and real estate-related investments and securities;

•	availability of qualified personnel;

•	estimates relating to our ability to make distributions to our stockholders in the future;

•	our understanding of our competition; and

•	market trends in our industry, interest rates, real estate values, the debt securities markets or the general economy.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. You should not place undue reliance on these forward-looking statements. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. For more information regarding risks that may cause our actual results to differ materially from any forward-looking statements, see “Risk Factors.” If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PREFERRED APARTMENT COMMMUNITIES, INC.
Preferred Apartment Communities, Inc. was formed as a Maryland corporation on September 18, 2009, and has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, effective with its tax year ended December 31, 2011. The company was formed primarily to acquire and operate multifamily properties in select targeted markets throughout the United States. As part of our business strategy, we may enter into forward purchase contracts or purchase options for to-be-built multifamily communities, and we may make mezzanine loans, provide deposit arrangements or provide performance assurances, as may be necessary or appropriate, in connection with the construction of multifamily communities and other properties. As a secondary strategy, we may acquire or originate senior mortgage loans, subordinated loans or mezzanine debt secured by interests in multifamily properties, membership or partnership interests in multifamily properties and other multifamily related assets and invest not more than 10% of our total assets in other real estate related investments, as determined by our manager. We have no employees of our own; our manager provides all managerial and administrative personnel to us pursuant to the Third Amended and Restated Management Agreement dated as of May 13, 2011, among the company, our Operating Partnership and our manager, as amended from time to time. Our manager is controlled by John A. Williams, our Chairman of the Board of Directors and Chief Executive Officer.
Our consolidated financial statements include the accounts of the company and our Operating Partnership. The company controls our Operating Partnership through its sole general partnership interest and conducts substantially all its business through our Operating Partnership.
Our executive offices are located at 3625 Cumberland Boulevard, Suite 1150, Atlanta, Georgia 30339. Our telephone number is (770) 818-4100.

RISK FACTORS
Investing in our securities involves significant risks. Before purchasing the securities offered by this prospectus you should carefully consider the risks, uncertainties and additional information (i) set forth in our most recent Annual Report on Form 10-K, any of our subsequent Quarterly Reports on Form 10-Q and any of our Current Reports on Form 8-K, which are incorporated, or deemed to be incorporated, by reference into this prospectus, and in the other documents incorporated by reference in this prospectus that we file with the SEC after the date of this prospectus and which are deemed incorporated by reference in this prospectus, and (ii) contained in any applicable prospectus supplement. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information about Preferred Apartment Communities” and “Incorporation of Certain Documents By Reference.” The risks and uncertainties in the documents incorporated by reference in this prospectus are those that we currently believe may materially affect the company. Additional risks not presently known or that are currently deemed immaterial also could materially and adversely affect our financial condition, results of operations, business and prospects.

USE OF PROCEEDS
Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the offering of securities under this prospectus for general corporate purposes, including funding our investment activity, the repayment of outstanding indebtedness, working capital and other general purposes. Further details relating to the use of the net proceeds from the offering of securities under this prospectus will be set forth in the applicable prospectus supplement. Pending such uses, we anticipate that we will invest the net proceeds in interest-bearing securities in a manner consistent with maintaining our qualification as a REIT.

RATIO OF EARNINGS TO FIXED CHARGES
AND TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
Our consolidated ratio of earnings to fixed charges and our consolidated ratio of earnings to combined fixed charges and preferred stock dividends for the three months ended March 31, 2013 and the years ended December 31, 2010, 2011 and 2012 are set forth below. We did not have any shares of preferred stock outstanding at December 31, 2011. Since we commenced revenue-generating operations in April 2011, the ratio of earnings to fixed charges is not a meaningful measure for any period prior to 2011.
Ratio of Earnings to Fixed Charges

	Three months ended March 31,	Year ended December 31,
	2013	2012	2011	2010
Earnings:
Net loss attributable to
common stockholders	$(4,179,650)	$(614,530)	$(8,495,423)	$(766,199)
Add:
Fixed charges	1,141,935	2,504,679	1,514,580	15,064
Less:
Net loss attributable to non-controlling interest	(61,486)	—	—	—
Total earnings	$(3,099,201)	$1,890,149	$(6,980,843)	$(751,135)

Fixed charges:
Interest expense	$1,004,174	$2,310,667	$1,450,101	$15,064

Amortization of deferred loan costs related to mortgage indebtedness	137,761	194,012	64,479	—
Total fixed charges	$1,141,935	$2,504,679	$1,514,580	$15,064

Ratio of earnings to fixed charges	(1)	(1)	(1)	(1)

(1)
The computation of our ratios of earnings to fixed charges indicates that earnings were inadequate to cover fixed charges by approximately $615,000 and $8.5 million for the twelve months ended December 31, 2012 and 2011, respectively, and approximately $4.2 million for the three months ended March 31, 2013. Since we commenced revenue-generating operations in April 2011, the ratio of earnings to fixed charges is not a meaningful measure for any period prior to 2011.

Our ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For these purposes, “earnings” consists of net loss available to common stockholders plus fixed charges, less the value of unamortized deferred loan costs. Net loss is computed in accordance with U.S. generally accepted accounting principles, and includes such non-cash items as real estate depreciation, and amortization of the values of customer relationships, leases in place and deferred loan costs. Net loss also includes one-time transactional costs relating to our initial public offering in April 2011 and organizational costs. “Fixed charges” consist of interest expense on mortgage debt secured by our multifamily communities, and capitalization and amortization of deferred loan costs. Interest income is not included in this computation.

Ratio of Earnings to Combined Fixed Charges and Preferred Dividends

	Three months ended March 31,	Year ended December 31,
	2013	2012	2011	2010
Earnings:
Net loss attributable to
common stockholders	$(4,179,650)	$(614,530)	$(8,495,423)	$(766,199)
Add:
Combined fixed charges and preferred dividends (see below)	2,192,450	2,955,485	1,514,580	15,064
Less:
Net loss attributable to non-controlling interest	(61,486)	—	—	—
Total earnings	$(2,048,686)	$2,340,955	$(6,980,843)	$(751,135)

Fixed charges:
Interest expense	$1,004,174	$2,310,667	$1,450,101	$15,064

Amortization of deferred loan costs related to mortgage indebtedness	137,761	194,012	64,479	—
Total fixed charges	$1,141,935	$2,504,679	$1,514,580	$15,064

Preferred dividends	1,050,515	450,806	—	—

Total combined fixed charges and preferred dividends	$2,192,450	$2,955,485	$1,514,580	$15,064

Ratio of earnings to combined fixed charges and preferred dividends	(1)	(1)	(1)	(1)

(1)
The computation of our ratios of earnings to combined fixed charges and preferred stock dividends indicates that earnings were inadequate to cover combined fixed charges and preferred stock dividends by approximately $615,000 and $8.5 million for the twelve months ended December 31, 2012 and 2011, respectively, and approximately $4.2 million for the three months ended March 31, 2013. Since we commenced revenue-generating operations in April 2011, the ratio of earnings to combined fixed charges and preferred stock dividends is not a meaningful measure for any period prior to 2011.

Our ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing earnings by combined fixed charges and preferred stock dividends. For these purposes, “earnings” consists of net loss available to common stockholders plus fixed charges and preferred stock dividends, less the value of unamortized deferred loan costs. Net loss is computed in accordance with U.S. generally accepted accounting principles, and includes such non-cash items as real estate depreciation, and amortization of the values of customer relationships, leases in place and deferred loan costs. Net loss also includes one-time transactional costs relating to our initial public offering in April 2011 and organizational costs. “Fixed charges” consist of interest expense on mortgage debt secured by our multifamily communities, and capitalization and amortization of deferred loan costs. Interest income is not included in this computation. Preferred dividends consist of dividends accrued on our Series A Redeemable Preferred Stock, which was first issued during 2012, and our Series B Mandatorily Convertible Cumulative Perpetual Preferred Stock which was issued on January 16, 2013 and converted into shares of our common stock on May 16, 2013.

DESCRIPTION OF THE SECURITIES WE MAY OFFER
This prospectus contains summary descriptions of our shares of common stock, shares of preferred stock, debt securities, depositary shares, warrants and units that we may offer from time to time. As further described in this prospectus, these summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the accompanying prospectus supplement and other offering material. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus. As used in this prospectus and any accompanying prospectus supplement, references to “our,” “we,” “us” and similar terms when referring to a security offered, mean securities of Preferred Apartment Communities, Inc. excluding its subsidiaries, unless otherwise expressly stated or the context otherwise requires.

DESCRIPTION OF CAPITAL STOCK
We were formed under the laws of the state of Maryland. The rights of our stockholders are governed by Maryland law as well as our charter and bylaws. The following summary of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to our charter (including the applicable articles supplementary designating the terms of a class or series of preferred stock) and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information about Preferred Apartment Communities.”
General
Our charter authorizes us to issue up to 400,066,666 shares of common stock, $0.01 par value per share, and 15,000,000 shares of preferred stock, $0.01 par value per share, 150,000 shares of which have been classified and designated as Series A Redeemable Preferred Stock. Our charter authorizes our Board of Directors to amend our charter from time to time to increase or decrease the aggregate number of authorized shares of stock or the number of shares of stock of any class or series without stockholder approval. As of July 15, 2013, 11,066,895 shares of common stock were issued and outstanding, including 29,016 unvested restricted shares of common stock, and 59,121 shares of Series A Redeemable Preferred Stock were issued and outstanding. Under Maryland law, stockholders are not generally liable for our debts or obligations.
As of July 15, 2013, there were outstanding: (i) 59,151 warrants issued in connection with our Series A Redeemable Preferred Stock offering that are exercisable for 1,183,020 shares of our common stock; (ii) warrants to purchase up to 150,000 shares of our common stock that were originally issued to International Assets Advisory, LLC, in its capacity as financial advisor in our initial public offering; and (iii) 106,988 Class A Units of our Operating Partnership, with each Class A Unit exchangeable for one share of our common stock or, at our option, the cash value of one share of our common stock. Other than those described in the previous sentence, there are no outstanding warrants or rights of any other kind in respect of our common stock.
Our charter also contains a provision permitting our Board of Directors, by resolution, to classify or reclassify any unissued common stock or preferred stock into one or more classes or series by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of any new class or series of stock, subject to certain restrictions, including the express terms of any class or series of stock outstanding at the time. We believe that the power to classify or reclassify unissued shares of stock and thereafter issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.
Our charter and bylaws contain certain provisions that could make it more difficult to acquire control of the company by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the company to negotiate first with our Board of Directors. We believe that these provisions increase the likelihood that proposals initially will be on more attractive terms than would be the case in their absence and facilitate negotiations that may result in improvement of the terms of an initial offer that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders. See the section entitled “Risk Factors” included elsewhere in this prospectus.

Common Stock
Subject to the preferential rights of our Series A Redeemable Preferred Stock and any preferential rights of any other class or series of stock and to the provisions of our charter regarding the restrictions on the ownership and transfer of stock, the holders of common stock are entitled to such distributions as may be authorized from time to time by our Board of Directors and declared by us out of legally available funds and, upon our liquidation, are entitled to receive all assets available for distribution to our stockholders. Holders of common stock will not have preemptive rights, which means that they will not have an automatic option to purchase any new shares that we issue, or preference, conversion, exchange, sinking fund or redemption rights. Holders of common stock generally will have no appraisal rights.
The holders of common stock shall vote together as a single class on all matters. Holders of shares of common stock shall be entitled to vote for the election of directors. Directors may be removed from office, with or without cause, by the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding common stock. Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office (although less than a quorum). Any such director elected to fill a vacancy will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualifies or until his or her earlier death, resignation or removal.
Preferred Stock
Our charter authorizes our Board of Directors, without stockholder approval, to designate and issue one or more classes or series of preferred stock and to set or change the voting, conversion or other rights, preferences, restrictions, limitations as to dividends or other distributions and qualifications or terms or conditions of redemption of each class of shares so issued. If any preferred stock is publicly offered, the terms and conditions of such preferred stock, including any convertible preferred stock, will be set forth in articles supplementary and described in a prospectus supplement relating to the issuance of such preferred stock, if such preferred stock is registered. Because our Board of Directors has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any series or class of preferred stock preferences, powers, and rights senior to the rights of holders of common stock or other preferred stock. If we ever create and issue additional preferred stock with a distribution preference over common stock or preferred stock, payment of any distribution preferences of new outstanding preferred stock would reduce the amount of funds available for the payment of distributions on the common stock and junior preferred stock. Further, holders of preferred stock are normally entitled to receive a preference payment if we liquidate, dissolve, or wind up before any payment is made to the common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of additional preferred stock may delay, prevent, render more difficult or tend to discourage the following:

•	a merger, tender offer, or proxy contest;

•	the assumption of control by a holder of a large block of our securities; or

•	the removal of incumbent management.

Also, our Board of Directors, without stockholder approval, may issue additional preferred stock with voting and conversion rights that could adversely affect the holders of common stock or preferred stock.
Series A Redeemable Preferred Stock
Our Board of Directors, including our independent directors, has created out of the authorized and unissued shares of our preferred stock, a series of redeemable preferred stock, designated as the Series A Redeemable Preferred Stock.
The following is a brief description of the terms of our Series A Redeemable Preferred Stock. The description of our Series A Redeemable Preferred Stock contained herein does not purport to be complete and is qualified in its entirety by reference to the Articles Supplementary for our Series A Redeemable Preferred Stock, which have been filed with the SEC and are incorporated by reference as an exhibit to the registration statement, of which this prospectus is a part.
Rank. Our Series A Redeemable Preferred Stock ranks with respect to dividend rights and rights upon our liquidation, winding-up or dissolution:

•
senior to our common stock and any other class or series of our capital stock, the terms of which expressly provide that our Series A Redeemable Preferred Stock ranks senior to such class or series as to dividend rights or rights on our liquidation, winding-up and dissolution;

•
junior to each class or series of our capital stock, including capital stock issued in the future, the terms of which expressly provide that such class or series ranks senior to the Series A Redeemable Preferred Stock as to dividend rights or rights on our liquidation, winding up and dissolution; and

•	junior to all our existing and future debt obligations.

Investors in the Series A Redeemable Preferred Stock should note that holders of common stock will receive additional distributions from the sale of a property (in excess of their capital attributable to the asset sold) before the holders of Series A Redeemable Preferred Stock receive a return of their capital.
Stated Value. Each share of Series A Redeemable Preferred Stock has an initial “Stated Value” of $1,000, subject to appropriate adjustment in relation to certain events, such as recapitalizations, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting our Series A Redeemable Preferred Stock, as set forth in the Series A Articles Supplementary.
Dividends. Subject to the preferential rights of the holders of any class or series of our capital stock ranking senior to our Series A Redeemable Preferred Stock, if any such class or series is authorized in the future, the holders of Series A Redeemable Preferred Stock are entitled to receive, when, and as authorized by our Board of Directors and declared by us out of legally available funds, cumulative cash dividends on each share of Series A Redeemable Preferred Stock at an annual rate of six percent (6%) of the Stated Value. Dividends on each share of Series A Redeemable Preferred Stock begin accruing on, and are cumulative from, the date of issuance. We paid the initial dividend on our Series A Redeemable Preferred Stock in May 2012 to stockholders of record as of April 30, 2012, and thereafter have consistently paid monthly dividends on the Series A Redeemable Preferred Stock. We expect to continue to pay dividends on the Series A Redeemable Preferred Stock monthly, unless our results of operations, our general financing conditions, general economic conditions, applicable provisions of Maryland law or other factors make it imprudent to do so. We also expect to continue to authorize and declare dividends on the shares of Series A Redeemable Preferred Stock on a monthly basis payable on the 20th day of the month following the month for which the dividend was declared (or the next business day if the 20th day is not a business day). The timing and amount of such dividends will be determined by our Board of Directors, in its sole discretion, and may vary from time to time.
Holders of our shares of Series A Redeemable Preferred Stock are not entitled to any dividend in excess of full cumulative dividends on our shares of Series A Redeemable Preferred Stock. Unless full cumulative dividends on our shares of Series A Redeemable Preferred Stock for all past dividend periods have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment, we will not:

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declare and pay or declare and set aside for payment dividends and we will not declare and make any other distribution of cash or other property (other than dividends or distributions paid in shares of stock ranking junior to the Series A Redeemable Preferred Stock as to the dividend rights or rights on our liquidation, winding-up or dissolution, and options, warrants or rights to purchase such shares), directly or indirectly, on or with respect to any shares of our common stock or any class or series of our stock ranking junior to or on parity with the Series A Redeemable Preferred Stock as to dividend rights or rights on our liquidation, winding-up or dissolution for any period; or

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except by conversion into or exchange for shares of stock ranking junior to the Series A Redeemable Preferred Stock as to dividend rights or rights on our liquidation, winding-up or dissolution, or options, warrants or rights to purchase such shares, redeem, purchase or otherwise acquire (other than a redemption, purchase or other acquisition of common stock made for purposes of an employee incentive or benefit plan) for any consideration, or pay or make available any monies for a sinking fund for the redemption of, any common stock or any class or series of our stock ranking junior to or on parity with the Series A Redeemable Preferred Stock as to dividend rights or rights on our liquidation, winding-up or dissolution.

To the extent necessary to preserve our status as a REIT, the foregoing sentence, however, will not prohibit declaring or paying or setting apart for payment any dividend or other distribution on the common stock.

Redemption at the Option of a Holder. Beginning two years from the date of original issuance of the shares of our Series A Redeemable Preferred Stock to be redeemed, the holder will have the right to require the company to redeem such shares of Series A Redeemable Preferred Stock at a redemption price equal to the Stated Value, less a 10% redemption fee, plus any accrued but unpaid dividends.
Beginning three years from the date of original issuance of the shares of our Series A Redeemable Preferred Stock to be redeemed, the holder will have the right to require the company to redeem such shares of Series A Redeemable Preferred Stock at a redemption price equal to the Stated Value, less a 5% redemption fee, plus any accrued but unpaid dividends.
Beginning four years from the date of original issuance of the shares of our Series A Redeemable Preferred Stock to be redeemed, the holder will have the right to require the company to redeem such shares of Series A Redeemable Preferred Stock at a redemption price equal to the Stated Value, less a 3% redemption fee, plus any accrued but unpaid dividends.
Beginning five years from the date of original issuance of the shares of our Series A Redeemable Preferred Stock to be redeemed, the holder will have the right to require the company to redeem such shares of Series A Redeemable Preferred Stock at a redemption price equal to 100% of the Stated Value, plus any accrued but unpaid dividends.
If a holder of Series A Redeemable Preferred Stock causes the company to redeem such shares of Series A Redeemable Preferred Stock, we have the right, in our sole discretion, to pay the redemption price in cash or in equal value of our common stock, based on the volume weighted average price of our common stock for the 20 trading days prior to the redemption.
Our obligation to redeem any shares of our Series A Redeemable Preferred Stock is limited to the extent that we do not have sufficient funds available to fund any such redemption or we are restricted by applicable law from making such redemption.
Optional Redemption Following Death of a Holder. Subject to restrictions, beginning on the date of original issuance and ending two years thereafter, we will redeem shares of Series A Redeemable Preferred Stock held by a natural person upon his or her death at the written request of the holder’s estate at a redemption price equal to the Stated Value, plus accrued and unpaid dividends thereon through and including the date of redemption; provided, however, that our obligation to redeem any of the shares of Series A Redeemable Preferred Stock is limited to the extent that we do not have sufficient funds available to fund any such redemption or we are restricted by applicable law from making such redemption. Upon any such redemption request from a holder’s estate, we have the right, in our sole discretion, to pay the redemption price in cash or in equal value of our common stock, based on the volume weighted average price of our common stock for the 20 trading days prior to the redemption.
Optional Redemption by the Company. We will have the right to redeem any or all shares of our Series A Redeemable Preferred Stock beginning on the tenth anniversary of the date of original issuance of the shares of Series A Redeemable Preferred Stock to be redeemed. We will redeem such shares of Series A Redeemable Preferred Stock at a redemption price equal to 100% of the Stated Value per share of Series A Redeemable Preferred Stock, plus any accrued but unpaid dividends. We have the right, in our sole discretion, to pay the redemption price in cash or in equal value of our common stock, based on the volume weighted average price of our common stock for the 20 trading days prior to the redemption, in exchange for the Series A Redeemable Preferred Stock.
We may exercise our redemption right by delivering a written notice thereof to all, but not less than all, of the holders of Series A Redeemable Preferred Stock. A notice of redemption shall be irrevocable. Each such notice will state the date on which the redemption by us shall occur, which date will be 30 days following the notice date.
Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, before any distribution or payment shall be made to holders of our common stock or any other class or series of capital stock ranking junior to our shares of Series A Redeemable Preferred Stock, the holders of shares of Series A Redeemable Preferred Stock will be entitled to be paid out of our assets legally available for distribution to our stockholders, after payment or provision for our debts and other liabilities, a liquidation preference equal to the Stated Value per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) to and including the date of payment.

After payment of the full amount of the liquidating distributions to which they are entitled, the holders of our shares of Series A Redeemable Preferred Stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation, trust or other entity, the consolidation or merger of any other corporation, trust or entity with or into us, the sale or transfer of any or all our assets or business, or a statutory share exchange will not be deemed to constitute a liquidation, dissolution or winding-up of our affairs.
In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of our stock or otherwise, is permitted under the Maryland General Corporation Law, or the MGCL, amounts that would be needed, if we were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of the Series A Redeemable Preferred Stock will not be added to our total liabilities.
Voting Rights. Our Series A Redeemable Preferred Stock has no voting rights.
Meetings and Special Voting Requirements
Subject to our charter restrictions on ownership and transfer of our stock and the terms of each class or series of stock, including with respect to the vote by the common stock for the election of directors, each holder of common stock is entitled at each meeting of stockholders to one vote per share owned by such stockholder on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of our Board of Directors, which means that the holders of a majority of shares of our outstanding common stock can elect all the directors then standing for election and the holders of the remaining shares of common stock will not be able to elect any directors.
Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless declared advisable by the Board of Directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter. Our charter does not provide for a lesser percentage in these situations.
An annual meeting of our stockholders will be held each year. Special meetings of stockholders may be called upon the request of a majority of our directors, the chairman of the Board, the president or the chief executive officer and must be called by our secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast at least a majority of the votes entitled to be cast on such matter at the meeting (subject to the stockholders’ compliance with certain procedures set forth in our bylaws). The presence of stockholders entitled to cast at least a majority of all the votes entitled to be cast at such meeting on any matter, either in person or by proxy, will constitute a quorum.
One or more persons who together are and for at least six months have been stockholders of record of at least five percent of the outstanding shares of any class of our stock are entitled to receive a copy of our stockholder list upon request in accordance with Maryland law. The list provided by us will include each stockholder’s name and address and the number of shares owned by each stockholder and will be made available within 20 days of the receipt by us of the request. Stockholders and their representatives shall also be given access to our bylaws, the minutes of stockholder proceedings, our annual statements of affairs and any voting trust agreements on file at our principal office during usual business hours. We have the right to request that a requesting stockholder represent to us that the list and records will not be used to pursue commercial interests.
Restrictions on Ownership and Transfer
In order for us to continue to qualify as a REIT under the Code, we must meet the following criteria regarding our stockholders’ ownership of our shares:

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we cannot be “closely held” under Section 856(h) of the Code; that is, five or fewer individuals (as specially defined in the Code to include specified private foundations, employee benefit plans and trusts and charitable trusts and subject to certain constructive ownership rules) may not own, directly or indirectly, more than 50% in value of our outstanding shares during the last half of a taxable year, other than our first REIT taxable year; and

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100 or more persons must beneficially own our shares during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year, other than our first REIT taxable year.

See the section entitled “Material U.S. Federal Income Tax Considerations” included elsewhere in this prospectus for further discussion of this topic. We may prohibit certain acquisitions and transfers of shares so as to ensure our continued qualification as a REIT under the Code. However, there can be no assurance that this prohibition will be effective. Because we believe it is essential for us to continue to qualify as a REIT, among other purposes, our charter provides (subject to certain exceptions) that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% (in value or number of shares, whichever is more restrictive) of any class or series of shares of our stock.
Our Board of Directors, in its sole discretion, may waive this ownership limit (prospectively or retroactively) if evidence satisfactory to our directors, including certain representations and undertakings required by our charter, is presented that such ownership will not then or in the future jeopardize our status as a REIT. Also, these restrictions on transferability and ownership will not apply if our directors determine that it is no longer in our best interests to continue to qualify as a REIT or that compliance with such restrictions is no longer required in order for us to qualify as a REIT.
In addition to prohibiting the transfer or ownership of our stock that would result in any person owning, directly or indirectly, shares of our stock in excess of the foregoing ownership limitations, our charter prohibits the transfer or ownership of our stock if such transfer or ownership would:

•	with respect to transfers only, result in our stock being beneficially owned by fewer than 100 persons, determined without reference to any rules of attribution;

•	result in our being “closely held” within the meaning of Section 856(h) of the Code (regardless of whether the ownership interest is held during the last half of a taxable year);

•	result in our owning, directly or indirectly, more than 9.8% of the ownership interests in any tenant or subtenant; or

•	otherwise result in our disqualification as a REIT.

If any attempted transfer of our stock, if effective, would result in a violation of these limitations, then the number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries (or, in the case of a transfer that would result in our stock being beneficially owned by fewer than 100 persons, be void), and the proposed transferee will not acquire any rights in the shares. To avoid confusion, these shares so transferred to a beneficial trust will be referred to in this prospectus as Excess Securities. Excess Securities will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The trustee of the beneficial trust, as holder of the Excess Securities, will be entitled to receive all distributions authorized by the Board of Directors on such securities for the benefit of the charitable beneficiary. Our charter further entitles the trustee of the beneficial trust to vote all Excess Securities and, subject to Maryland law, to rescind as void any vote cast by the proposed transferee of Excess Securities prior to our discovery of the Excess Securities and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote. If a transfer to the trust would be ineffective for any reason to prevent a violation of any of the foregoing restrictions, the transfer resulting in such violation will be void from the time of such purported transfer.
The trustee of the beneficial trust will select a transferee to whom the Excess Securities may be sold as long as such sale does not violate the 9.8% ownership limit or the other restrictions on ownership and transfer. Upon sale of the Excess Securities, the intended transferee (the transferee of the Excess Securities whose ownership would have violated the 9.8% ownership limit or the other restrictions on ownership and transfer) will receive from the trustee of the beneficial trust the lesser of such sale proceeds, or the price per share the intended transferee paid for the Excess Securities (or, in the case of a gift or devise to the intended transferee, the price per share equal to the market value per share on the date of the transfer to the intended transferee). The trustee may reduce the amount payable to the intended transferee by the amount of dividends and other distributions which have been paid to the intended transferee and are owed by the intended transferee to the trustee. The trustee of the beneficial trust will distribute to the charitable beneficiary any amount the trustee receives in excess of the amount to be paid to the intended transferee.
In addition, we have the right to purchase any Excess Securities at the lesser of (i) the price per share paid in the transfer that created the Excess Securities (or, in the case of a devise or gift, the market price at the time of such devise or gift), and (ii) the market price on the date we, or our designee, exercise such right. We may reduce the amount payable to the intended transferee by the amount of dividends and other distributions which have been paid to the intended transferee and are owed by the intended transferee to the trustee. We will have the right to purchase the Excess Securities until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the intended transferee.
Any person who (i) acquires or attempts or intends to acquire shares in violation of the foregoing ownership limitations, or (ii) would have owned shares that resulted in a transfer to a charitable trust, is required to give us immediate written notice or, in the case of a proposed or intended transaction, 15 days’ written notice. In both cases, such persons must provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT. The foregoing restrictions will continue to apply until our Board of Directors determines it is no longer in our best interest to continue to qualify as a REIT or that compliance with the restrictions is no longer required in order for us to qualify as a REIT.
The 9.8% ownership limit does not apply to the underwriters in a public offering of shares. Any person who owns more than 5% of the outstanding shares during any taxable year will be asked to deliver a statement or affidavit setting forth the name and address of such owner, the number of shares beneficially owned, directly or indirectly, and a description of the manner in which such shares are held. Each such person also must provide us with such additional information as we may request in order to determine the effect of such ownership on our status as a REIT and to ensure compliance with the 9.8% ownership limit.
Distribution Policy and Distributions
Holders of Series A Redeemable Preferred Stock are entitled to receive, when, and as authorized by our Board of Directors and declared by us out of legally available funds, cumulative cash dividends on each share of Series A Redeemable Preferred Stock at an annual rate of six percent (6%) of the Stated Value. Dividends on each share of Series A Redeemable Preferred Stock will begin accruing on, and will be cumulative from, the date of issuance. We paid the initial dividend on our Series A Redeemable Preferred Stock in May 2012 to applicable stockholders of record as of April 30, 2012, and thereafter have consistently paid monthly dividends on the Series A Redeemable Preferred Stock. We expect to continue to pay dividends on the Series A Redeemable Preferred Stock monthly, unless our results of operations, our general financing conditions, general economic conditions, applicable provisions of Maryland law or other factors make it imprudent to do so. We also expect to continue to authorize and declare dividends on the shares of Series A Redeemable Preferred Stock on a monthly basis payable on the 20th day of the month following the month for which the dividend was declared (or the next business day if the 20th day is not a business day). The timing and amount of such dividends will be determined by our Board of Directors, in its sole discretion, and may vary from time to time.
Because all our operations will be performed indirectly through our Operating Partnership, our ability to pay distributions depends on our Operating Partnership’s ability to pay distributions to its partners, including to us. If we do not have enough cash from operations to fund the distribution, we may borrow, issue additional securities or sell assets in order to fund the distributions.
Distributions will be paid to our stockholders when and if authorized by our Board of Directors and declared by us out of legally available funds as of the record dates selected by our Board of Directors. We expect to declare and pay distributions to our common stockholders quarterly unless our results of operations, our general financial condition, general economic conditions or other factors make it imprudent to do so. Distributions will be authorized at the discretion of our Board of Directors, which will be influenced in part by its intention to comply with the REIT requirements of the Code. We intend to make distributions sufficient to meet the annual distribution requirement and to avoid U.S. federal income and excise taxes on our earnings; however, it may not always be possible to do so. The funds we receive from operations that are available for distribution may be affected by a number of factors, including the following:

•	the amount of time required for us to invest the funds received in any offering;

•	our operating and interest expenses;

•	the ability of tenants to meet their obligations under the leases associated with our properties;

•	the amount of distributions or dividends received by us from our indirect real estate investments;

•	our ability to keep our properties occupied;

•	our ability to maintain or increase rental rates when renewing or replacing current leases;

•	capital expenditures and reserves for such expenditures;

•	the issuance of additional shares; and

•	financings and refinancings.

We must distribute to our stockholders at least 90% of our taxable income each year in order to meet the requirements for being treated as a REIT under the Code. This requirement is described in greater detail in the section entitled “Material U.S. Federal Income Tax Considerations — Annual Distribution Requirements” included elsewhere in this prospectus. Our directors may authorize distributions in excess of this percentage as they deem appropriate. Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period, but may be made in anticipation of cash flow that we expect to receive during a later period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. To allow for such differences in timing between the receipt of income and the payment of expenses, and the effect of required debt payments, among other things, could require us to borrow funds from third parties on a short-term basis, issue new securities, or sell assets to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. These methods of obtaining funding could affect future distributions by increasing operating costs and decreasing available cash. In addition, such distributions may constitute a return of capital. See the section entitled “Material U.S. Federal Income Tax Considerations — REIT Qualification Tests” included elsewhere in this prospectus.
Business Combinations
Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock; or

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an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.
After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

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two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our Board of Directors has adopted a resolution exempting any business combination with our manager or any affiliate of our manager. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and our manager or any affiliate of our manager. As a result, our manager or any affiliate of our manager may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute.
The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.
Control Share Acquisitions
Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by the affirmative vote of holders of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.
The control share acquisition statute does not apply: (i) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction; or (ii) to acquisitions approved or exempted by the charter or bylaws of the corporation.
Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. This provision may be amended or eliminated at any time in the future.
Subtitle 8
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act, and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in its charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Our charter and bylaws provide that vacancies on our Board of Directors may be filled by the remaining directors. Any such director elected to fill a vacancy will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualifies or until his or her earlier death, resignation or removal. Our charter also vests in the Board of Directors the exclusive power to fix the number of directorships. In addition, our charter provides that any director may be removed from office, with or without cause, by the affirmative vote of the holders of not less than 66-2/3% of the total voting power of all outstanding common stock. Our bylaws require, unless called by our chairman of the Board of Directors, president, chief executive officer or Board of Directors, the request of holders of a majority of outstanding shares to call a special meeting to act on any matter that may properly be considered at a meeting of stockholders.
Advance Notice of Director Nominations and New Business
Proposals to elect directors or conduct other business at an annual or special meeting must be brought in accordance with our bylaws. The bylaws provide that any business may be transacted at the annual meeting without being specifically designated in the notice of meeting. However, with respect to special meetings of stockholders, only the business specified in the notice of the special meeting may be brought at that meeting.
Our bylaws also provide that nominations of individuals for election to the Board of Directors may be made at an annual meeting (1) pursuant to the company’s notice of meeting, (2) by or at the direction of our Board of Directors, or (3) by any stockholder who is a stockholder of record both at the time of giving of notice pursuant to the bylaws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures set forth in our bylaws. Our bylaws further provide that the proposal of other business to be considered by stockholders may be made at an annual meeting (x) pursuant to the notice of meeting, (y) by or at the direction of our Board of Directors, or (z) by any stockholder of record both at the time of giving notice pursuant to the bylaws and at the time of the annual meeting, who is entitled to vote at the meeting on any such other business and who has complied with the advance notice provisions set forth in our bylaws.
A notice of a director nomination or stockholder proposal to be considered at an annual meeting must be delivered to our secretary at our principal executive offices:

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not later than 5:00 p.m., Eastern Time, on the 120th day nor earlier than 150 days prior to the first anniversary of the date of release of the proxy statement for the previous year’s annual meeting; or

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if the date of the meeting is advanced or delayed by more than 30 days from the anniversary date or if an annual meeting has not yet been held, not earlier than 150 days prior to the annual meeting or not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

Nominations of individuals for election to the Board of Directors may be made at a special meeting, (A) by or at the direction of our Board of Directors, (B) by a stockholder that has requested that a special meeting be called for the purpose of electing directors in compliance with the procedures set forth in our bylaws and that has supplied the information required by our bylaws about each individual whom such stockholder proposes to nominate for election as a director, or (C) provided that the special meeting has been called for the purpose of electing directors, by any stockholder who is a stockholder of record both at the time of giving of notice and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who complies with the notice procedures set forth in our bylaws.

A notice of a director nomination to be considered at a special meeting must be delivered to our secretary at our principal executive offices:

•	not earlier than 120 days prior to the special meeting; and

•	not later than 5:00 p.m., Eastern Time, on the later of either:

◦	ninety days prior to the special meeting; or

◦	ten days following the day of our first public announcement of the date of the special meeting and the nominees proposed by our Board of Directors to be elected at the meeting.

Indemnification and Limitation of Directors’ and Officers’ Liability
Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.
The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith, or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.
In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•
a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter requires us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any individual who is a present or former director or officer and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or any individual who, while a director or officer and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. With the approval of our Board of Directors, we may provide such indemnification and advance for expenses to any individual who served a predecessor of the company in any of the capacities described above and any employee or agent of the company or a predecessor of the company, including our manager or any of its affiliates. This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us, although the equitable remedies may not be an effective remedy in some circumstances.
We also have agreed to indemnify and hold harmless our manager and its affiliates performing services for us from specific claims and liabilities arising out of the performance of their obligations under the management agreement. As a result, our stockholders and we may be entitled to a more limited right of action than they and we would otherwise have if these indemnification rights were not included in the management agreement.
We have entered into an indemnification agreement with each of our officers and directors. Each indemnification agreement provides, among other things, that we will indemnify, to the maximum extent permitted by law, the covered officer or director against any and all judgments, penalties, fines and amounts paid in settlement, and all reasonable and out-of-pocket expenses (including attorneys’ fees), actually and reasonably incurred in connection with any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry, administrative hearing or other proceeding that arises out of the officer’s or director’s status as a present or former officer, director, employee or agent of the company. Each indemnification agreement also requires us, upon request of the covered officer or director, to advance the expenses related to such an action provided that the officer or director undertakes to repay any amounts to which he is subsequently determined not to be entitled.
The indemnification agreement is not exclusive of any other rights to indemnification or advancement of expenses to which the covered officer or director may be entitled, including any rights arising under our charter or bylaws or applicable law.
Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Transfer Agent and Registrar
The transfer agent and registrar for shares of our common stock and Series A Redeemable Preferred Stock is Computershare Trust Company, N.A.
Listing
Our shares of common stock are listed on the NYSE MKT under the symbol “APTS.” Our shares of Series A Redeemable Preferred Stock are not listed on an exchange and we do not intend to apply to have any such shares listed on an exchange in the future.

DESCRIPTION OF DEPOSITARY SHARES
We may issue depositary shares, each of which will represent a fractional interest in a share of a particular class or series of our preferred stock, as specified in the applicable prospectus supplement. Shares of a class or series of preferred stock represented by depositary shares will be deposited under a separate deposit agreement that we will enter into with a bank or trust company named therein, as depositary, which depositary receipts will evidence the depositary shares. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest in a share of a particular class or series of preferred stock represented by the depositary shares evidenced by that depositary receipt, to the rights and preferences of, and will be subject to the limitations and restrictions on, the class or series of preferred stock represented by those depositary shares (including, if applicable, dividend, voting, conversion, redemption and liquidation rights).
Some of the particular terms of the depositary shares offered by the applicable prospectus supplement, as well as some of the terms of the related deposit agreement, will be described in the prospectus supplement, which may also include, if applicable, a discussion of material U.S. federal income tax considerations.
Copies of the applicable form of deposit agreement and depositary receipt will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part or to a document incorporated or deemed to be incorporated by reference herein and may be obtained as described below under “Where You Can Find More Information about Preferred Apartment Communities.” The statements in this prospectus relating to any deposit agreement, the depositary receipts to be issued thereunder and the related depositary shares are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all the provisions of the applicable deposit agreement and related depositary receipts. Accordingly, you should read the form of deposit agreement and depositary receipt in their entirety before making an investment decision.

DESCRIPTION OF DEBT SECURITIES
The debt securities that we may issue may constitute debentures, notes, bonds or other evidences of our indebtedness, to be issued in one or more series, which may include senior debt securities, subordinated debt securities and senior subordinated debt securities.
Debt securities that we may issue may be issued under a senior indenture between us and a trustee, or a subordinated indenture between us and a trustee, which we refer to individually as an indenture and, collectively, as the indentures. The descriptions in this section relating to the debt securities and the indentures are summaries of their provisions. The summaries are not complete and are qualified in their entirety by reference to the actual indentures and debt securities and the further descriptions in the applicable prospectus supplement. If we enter into any revised indenture or indenture supplement, we will file a copy of that revised indenture or indenture supplement with the SEC. A form of the senior indenture and a form of the subordinated indenture under which we may issue our debt securities have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part. Whenever we refer in this prospectus or in any prospectus supplement to particular sections or defined terms of an indenture, those sections or defined terms are incorporated by reference in this prospectus or in the prospectus supplement, as applicable. You should refer to the provisions of the indentures for provisions that may be important to you.
The particular terms of any series of debt securities we offer, including the extent to which the general terms set forth below may be applicable to a particular series, will be described in a prospectus supplement relating to such series.
General
We may issue an indeterminate principal amount of debt securities in separate series. We may specify a maximum aggregate principal amount for the debt securities of any series. The debt securities will have terms that are consistent with the applicable indenture. Unless the prospectus supplement indicates otherwise, senior debt securities will be unsecured and unsubordinated obligations and will rank equal with all our other unsecured and unsubordinated debt. We will make payments on our subordinated debt securities only if we have made all payments due under our senior indebtedness, including any outstanding senior debt securities.
The indentures might not limit the amount of other debt that we may incur and might not contain financial or similar restrictive covenants. The indentures might not contain any provision to protect holders of debt securities against a sudden or dramatic decline in our ability to pay our debt.
We will describe the debt securities and the price or prices at which we will offer the debt securities in a prospectus supplement. We will describe:

•	the title and form of the debt securities;

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part and if such series may be reopened from time to time;

•	the person to whom any interest on a debt security of the series will be paid;

•	the date or dates on which we must repay the principal;

•	the rate or rates at which the debt securities will bear interest, if any, the date or dates from which interest will accrue, and the dates on which we must pay interest;

•	if applicable, the duration and terms of the right to extend interest payment periods;

•	the place or places where we must pay the principal and any premium or interest on the debt securities;

•	the terms and conditions on which we may redeem any debt security, if at all;

•	any obligation to redeem or purchase any debt securities, and the terms and conditions on which we must do so;

•	the denominations in which we may issue the debt securities;

•	the manner in which we will determine the amount of principal of or any premium or interest on the debt securities;

•	the currency in which we will pay the principal of and any premium or interest on the debt securities;

•	the principal amount of the debt securities that we will pay upon declaration of acceleration of their maturity;

•
the amount that will be deemed to be the principal amount for any purpose, including the principal amount that will be due and payable upon any maturity or that will be deemed to be outstanding as of any date;

•	if applicable, that the debt securities are defeasible and the terms of such defeasance;

•	if applicable, the terms of any right to convert debt securities into, or exchange debt securities for, shares of common stock or other securities or property;

•	whether we will issue the debt securities in the form of one or more global securities and, if so, the depositary and terms for the global securities;

•	the subordination provisions that will apply to any subordinated debt securities;

•	the events of default applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of any of the debt securities due and payable;

•	the covenants in the indentures; and

•	whether the debt securities will be guaranteed.

We may sell the debt securities at a substantial discount below their stated principal amount. We will describe material U.S. federal income tax considerations, if any, applicable to debt securities sold at an original issue discount in the applicable prospectus supplement. An “original issue discount security” is any debt security sold for less than its face value, and which provides that the holder cannot receive the full face value if maturity is accelerated. We will describe the particular provisions relating to acceleration of the maturity upon the occurrence of an event of default in the applicable prospectus supplement. In addition, we will describe material U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency or unit other than U.S. dollars in the applicable prospectus supplement.
Conversion and Exchange Rights
If applicable, we will describe the terms on which you may convert debt securities into or exchange them for common stock or other securities or property in the applicable prospectus supplement. The conversion or exchange may be mandatory or may be at your option. We will describe how to calculate the number of shares of common stock or other securities or property that you will receive upon conversion or exchange in the applicable prospectus supplement.
Subordination of Subordinated Debt Securities
We will pay the indebtedness underlying the subordinated debt securities if we have made all payments due under our senior indebtedness, including any outstanding senior debt securities. If we distribute our assets to creditors upon any dissolution, winding-up, liquidation or reorganization or in bankruptcy, insolvency, receivership or similar proceedings, we must first pay all amounts due or to become due on all senior indebtedness before we pay the principal of, or any premium or interest on, the subordinated debt securities. If an event of default accelerates the subordinated debt securities, we may not make any payment on the subordinated debt securities until we have paid all senior indebtedness or the acceleration is rescinded. If the payment of subordinated debt securities accelerates because of an event of default, we must promptly notify holders of senior indebtedness of the acceleration.
If we experience a bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of subordinated debt securities may receive less, ratably, than our other creditors. The indenture for subordinated debt securities may not limit our ability to incur additional senior indebtedness.
Form, Exchange and Transfer
We will issue debt securities only in fully registered form, without coupons, and only in denominations of $1,000 and integral multiples thereof. The holder of a debt security may elect, subject to the terms of the applicable indenture and the limitations applicable to global securities, to exchange them for other debt securities of the same series of any authorized denomination and of similar terms and aggregate principal amount.
Holders of debt securities may present them for exchange as provided above or for registration of transfer, duly endorsed or with the form of transfer duly executed, at the office of the transfer agent we designate for that purpose. We will not impose a service charge for any registration of transfer or exchange of debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We will name the transfer agent in the applicable prospectus supplement. We may designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place in which we will pay on debt securities.
If we redeem the debt securities, we will not be required to issue, register the transfer of or exchange any debt security during a specified period prior to mailing a notice of redemption. We are not required to register the transfer of or exchange any debt security selected for redemption, except the unredeemed portion of the debt security being redeemed.
Global Securities
The debt securities may be represented, in whole or in part, by one or more global securities that will have an aggregate principal amount equal to that of all debt securities of that series. We will deposit each global security with a depositary or a custodian. The global security will bear a legend regarding the restrictions on exchanges and registration of transfer.
No global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary or any nominee or successor of the depositary unless:

•	the depositary is unwilling or unable to continue as depositary; or

•	the depositary is no longer in good standing under the Exchange Act, or other applicable statute or regulation.

The depositary will determine how all securities issued in exchange for a global security will be registered.
As long as the depositary or its nominee is the registered holder of a global security, we will consider the depositary or the nominee to be the sole owner and holder of the global security and the underlying debt securities. Except as stated above, owners of beneficial interests in a global security will not be entitled to have the global security or any debt security registered in their names, will not receive physical delivery of certificated debt securities and will not be considered to be the owners or holders of the global security or underlying debt securities. We will make all payments of principal, premium and interest on a global security to the depositary or its nominee. The laws of some jurisdictions require that some purchasers of securities take physical delivery of such securities in definitive form. These laws may prevent you from transferring your beneficial interests in a global security.
Only institutions that have accounts with the depositary or its nominee and persons that hold beneficial interests through the depositary or its nominee may own beneficial interests in a global security. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Your ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or any such participant.
The policies and procedures of the depositary may govern payments, transfers, exchanges and others matters relating to beneficial interests in a global security. We and the trustee will assume no responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security.
Payment and Paying Agents
Unless we indicate otherwise, we will pay principal and any premium or interest on a debt security to the person in whose name the debt security is registered at the close of business on the regular record date for such interest.
Unless we indicate otherwise, we will pay principal and any premium or interest on the debt securities at the office of our designated paying agent. Unless we indicate otherwise, the corporate trust office of the trustee will be the paying agent for the debt securities.
We will name any other paying agents for the debt securities of a particular series in the applicable prospectus supplement. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place of payment for the debt securities.
The paying agent will return to us all money we pay to it for the payment of the principal, premium or interest on any debt security that remains unclaimed for a specified period. Thereafter, the holder may look only to us for payment, as an unsecured general creditor.
Consolidation, Merger and Sale of Assets
Except as may be provided for a series of debt securities, under the terms of the indentures, so long as any securities remain outstanding, we may not consolidate or enter into a share exchange with or merge into any other person, in a transaction in which we are not the surviving corporation, or sell, convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

•	the successor assumes our obligations under the debt securities and the indentures; and

•	we meet the other conditions described in the indentures.

Events of Default
Each of the following will constitute an event of default under each indenture:

•	our failure to pay the principal of or any premium on any debt security when due;

•	our failure to pay any interest on any debt security when due, for more than a specified number of days past the due date;

•	our failure to deposit any sinking fund payment when due;

•
our failure to perform any covenant or agreement in the indenture that continues for a specified number of days after written notice has been given by the trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of that series;

•	certain events of our bankruptcy, insolvency or reorganization; and

•	any other event of default specified in the applicable prospectus supplement.

If an event of default occurs and continues, both the trustee and holders of a specified percentage in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul the acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived.
Except for certain duties in case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request or direction of any of the holders, unless the holders have offered the trustee reasonable indemnity. If they provide this indemnification, the holders of a majority in aggregate principal amount of the outstanding securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.
No holder of a debt security of any series may institute any proceeding with respect to the indentures, or for the appointment of a receiver or a trustee, or for any other remedy, unless:

•	the holder has previously given the trustee written notice of a continuing event of default;

•
the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series have made a written request upon the trustee, and have offered reasonable indemnity to the trustee, to institute the proceeding;

•	the trustee has failed to institute the proceeding for a specified period of time after its receipt of the notification; and

•	the trustee has not received a direction inconsistent with the request within a specified number of days.

Modification and Waiver
We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, we and the trustee may change the rights of holders of a series of notes with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the trustee may only make the following changes with the consent of the holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of notes;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption, of any debt securities; or

•	reducing the percentage of debt securities the holders of which are required to consent to any amendment.

The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to debt securities of that series, except a default in the payment of principal, premium or interest on any debt security of that series or in respect of a covenant or provision of the indenture that cannot be waived or amended without each holder’s consent.
Except in certain limited circumstances, we may set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indentures. In certain limited circumstances, the trustee may set a record date. To be effective, the action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date.
Defeasance
We may apply the provisions in the indentures relating to defeasance and discharge of indebtedness, or to defeasance of certain restrictive covenants, to the debt securities of any series. The indentures provide that, upon satisfaction of the requirements described below, we may terminate all of our obligations under the debt securities of any series and the applicable indenture, known as legal defeasance, other than our obligation:

•	to maintain a registrar and paying agents and hold moneys for payment in trust;

•	to register the transfer or exchange of the notes; and

•	to replace mutilated, destroyed, lost or stolen notes.

In addition, we may terminate our obligation to comply with any restrictive covenants under the debt securities of any series or the applicable indenture, known as covenant defeasance.
We may exercise our legal defeasance option even if we have previously exercised our covenant defeasance option. If we exercise either defeasance option, payment of the notes may not be accelerated because of the occurrence of events of default.
To exercise either defeasance option as to debt securities of any series, we must irrevocably deposit in trust with the trustee money and/or obligations backed by the full faith and credit of the United States that will provide money in an amount sufficient in the written opinion of a nationally recognized firm of independent public accountants to pay the principal of, premium, if any, and each installment of interest on the debt securities. We may establish this trust only if:

•	no event of default has occurred and continues to occur;

•
in the case of legal defeasance, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the Internal Revenue Service, or the IRS, a ruling or there has been a change in law, which in the opinion of our counsel, provides that holders of the debt securities will not recognize gain or loss for U.S. federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;

•
in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize gain or loss for U.S. federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; and

•	we satisfy other customary conditions precedent described in the applicable indenture.
Notices
We will mail notices to holders of debt securities as indicated in the applicable prospectus supplement.
Title
We may treat the person in whose name a debt security is registered as the absolute owner, whether or not such debt security may be overdue, for the purpose of making payment and for all other purposes.
Governing Law
The indentures and the debt securities will be governed by and construed in accordance with the laws of the state of New York.
DESCRIPTION OF WARRANTS
We may issue warrants to purchase debt securities, shares of common stock, shares of preferred stock or depositary shares. Warrants may be issued independently or together with any securities or may be attached to or separate from the securities. Each series of warrants will be issued under a separate warrant agreement to be entered into by us with a bank or trust company, as warrant agent, as specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.
We will describe the specific terms of any warrants we may offer in the applicable prospectus supplement relating to those warrants, which terms will include:

•	the title of the warrants;

•	the aggregate number of warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, amount and terms of the securities purchasable upon exercise of the warrants;

•	any provisions for adjustment of the number of securities purchasable upon exercise of the warrants or the exercise price of the warrants;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of the warrants issued with each security;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	the minimum or maximum number of warrants which may be exercised at any one time;

•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

•	a discussion of the material U.S. federal income tax considerations, if any, applicable to the acquisition, ownership, exercise and disposition of the warrants;

•	information with respect to book-entry procedures, if applicable; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Each warrant will entitle the holder of the warrant to purchase for cash or upon cash-less exercise, if applicable, the number of debt securities, shares of common stock or preferred stock or depositary shares at the exercise price stated or determinable in the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as possible, forward the debt securities, shares of common stock or preferred stock or depositary shares that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

DESCRIPTION OF UNITS
As specified in the applicable prospectus supplement, we may issue units consisting of two or more of the following: shares of common stock, shares of preferred stock, debt securities, warrants and depositary shares or any combination of such securities.
BOOK ENTRY PROCEDURES AND SETTLEMENT
We may issue the securities offered pursuant to this prospectus in certificated or book-entry form or in the form of one or more global securities. The accompanying prospectus supplement will describe the manner in which the securities offered thereby will be issued.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following summary discusses the material U.S. federal income tax considerations associated with our qualification and taxation as a REIT and the acquisition, ownership and disposition of our shares of Series A Redeemable Preferred Stock and common stock. Supplemental U.S. federal income tax considerations relevant to the acquisition, ownership and disposition of the other securities offered by this prospectus may be provided in the prospectus supplement that relates to those securities. This summary is based upon the laws, regulations, and reported judicial and administrative rulings and decisions in effect as of the date of this prospectus, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. This summary does not purport to deal with the U.S. federal income and other tax consequences applicable to all investors in light of their particular investment or other circumstances, or to all categories of investors, some of whom may be subject to special rules (for example, insurance companies, entities treated as partnerships for U.S. federal income tax purposes and investors therein, trusts, financial institutions and broker-dealers and, except to the extent discussed below, tax-exempt organizations and Non-U.S. Holders, as defined below). No ruling on the U.S. federal, state, or local tax considerations relevant to our operation or to the purchase, ownership or disposition of our shares, has been requested from the IRS, or other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.
This summary is also based upon the assumption that the operation of the company, and of its subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organizational documents or partnership agreements. This summary does not discuss the impact that U.S., state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary. In addition, this summary assumes that security holders hold our shares of common stock as capital assets, which generally means as property held for investment.
Prospective investors are urged to consult their tax advisors in order to determine the U.S. federal, state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our shares of common stock, the tax treatment of a REIT and the effect of potential changes in the applicable tax laws.
We have elected to be taxed as a REIT under the applicable provisions of the Code and the Treasury Regulations promulgated thereunder commencing with our taxable year ended December 31, 2011. We intend to continue operating as a REIT so long as our Board of Directors determines that REIT qualification remains in our best interest. However, we cannot assure you that we will meet the applicable requirements under U.S. federal income tax laws, which are highly technical and complex.
In brief, a corporation that complies with the provisions in Code Sections 856 through 860 and qualifies as a REIT generally is not taxed on its net taxable income to the extent such income is distributed currently to stockholders, thereby completely or substantially eliminating the “double taxation” that a corporation and its stockholders generally bear together. However, as discussed in greater detail below, a corporation could be subject to U.S. federal income tax in some circumstances even if it qualifies as a REIT and would likely suffer adverse consequences, including reduced cash available for distribution to its stockholders, if it failed to qualify as a REIT.
Proskauer Rose LLP has acted as our tax counsel in connection with this registration statement. Proskauer Rose LLP is of the opinion that (i) commencing with our taxable year ended on December 31, 2011, we have been organized in conformity with the requirements for qualification as a REIT under the Code and our actual method of operation through the date hereof has enabled us to meet and, assuming that our election to be treated as a REIT is not either revoked or intentionally terminated, our proposed method of operation will enable us to continue to meet, the requirements for qualification and taxation as a REIT under the Code, and (ii) our Operating Partnership has been and will be taxed as a partnership or a disregarded entity and not an association or publicly traded partnership (within the meaning of Code Section 7704) subject to tax as a corporation, for U.S. federal income tax purposes beginning with its first taxable year. This opinion is filed as an exhibit to the registration statement, of which this prospectus is a part, and is based and conditioned, in part, on various assumptions and representations as to factual matters and covenants made to Proskauer Rose LLP by us and based upon certain terms and conditions set forth in the opinion. Our qualification as a REIT depends upon our ability to meet, through operation of the properties we acquire and our investment in other assets, the applicable requirements under U.S. federal income tax laws. Proskauer Rose LLP has not reviewed these operating results for compliance with the applicable requirements under U.S. federal income tax laws. Therefore, we cannot assure you that our actual operating results allow us to satisfy the applicable requirements to qualify as a REIT under U.S. federal income tax laws in any taxable year.

General
The term “REIT taxable income” means the taxable income as computed for a corporation that is not a REIT:

•	without the deductions allowed by Code Sections 241 through 247, and 249 (relating generally to the deduction for dividends received);

•	excluding amounts equal to: the net income from foreclosure property and the net income derived from prohibited transactions;

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deducting amounts equal to: the net loss from foreclosure property, the net loss derived from prohibited transactions, the tax imposed by Code Section 857(b)(5) upon a failure to meet the 95% or the 75% Gross Income Tests, the tax imposed by Code Section 856(c)(7)(C) upon a failure to meet the quarterly asset tests, the tax imposed by Code Section 856(g)(5) for otherwise avoiding REIT disqualification, and the tax imposed by Code Section 857(b)(7) on redetermined rents, redetermined deductions and excess interest;

•	deducting the amount of dividends paid under Code Section 561, computed without regard to the amount of the net income from foreclosure property (which is excluded from REIT taxable income); and

•	without regard to any change of annual accounting period pursuant to Code Section 443(b).

In any year in which we qualify as a REIT and have a valid election in place, we will claim deductions for the dividends we pay to the stockholders, and therefore will not be subject to U.S. federal income tax on that portion of our taxable income or capital gain which is distributed to our stockholders.
Although we can eliminate or substantially reduce our U.S. federal income tax liability by maintaining our REIT qualification and paying sufficient dividends, we will be subject to U.S. federal tax in the following circumstances:

•	We will be taxed at normal corporate rates on any undistributed REIT taxable income or net capital gain;

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If we fail to satisfy either the 95% Gross Income Test and/or the 75% Gross Income Test (each of which is described below), but our failure is due to reasonable cause and not willful neglect, and we therefore maintain our REIT qualification, we will be subject to a tax equal to the product of (a) the amount by which we failed the 75% or 95% Gross Income Test (whichever amount is greater) multiplied by (b) a fraction intended to reflect our profitability;

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We will be subject to an excise tax if we fail to currently distribute sufficient income. In order to make the “required distribution” with respect to a calendar year, we must distribute the sum of (i) 85% of our REIT ordinary income for the calendar year, (ii) 95% of our REIT capital gain net income for the calendar year, and (iii) the excess, if any, of the grossed up required distribution (as defined in the Code) for the preceding calendar year over the distributed amount for that preceding calendar year. Any excise tax liability would be equal to 4% of the difference between the amount required to be distributed under this formula and the amount actually distributed and would not be deductible by us;

•	We may be subject to the corporate “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses;

•	If we have net income from prohibited transactions such income would be subject to a 100% tax. See “— Prohibited Transactions;”

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We will be subject to U.S. federal income tax at the highest corporate rate on any non-qualifying income from foreclosure property, although we will not own any foreclosure property unless we make loans or accept purchase money notes secured by interests in real property and foreclose on the property following a default on the loan, or foreclose on property pursuant to a default on a lease;

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If we fail to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT assets tests that does not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the amount determined by multiplying the highest corporate tax rate (currently 35%) by the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset tests;

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If we fail to satisfy any other provision of the Code that would result in our failure to continue to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure;

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If we derive “excess inclusion income” from an interest in certain mortgage loan securitization structures ( i.e. , a “taxable mortgage pool” or a residual interest in a real estate mortgage investment conduit, or REMIC), we could be subject to corporate-level U.S. federal income tax at a 35% rate to the extent that such income is allocable to specified types of tax-exempt stockholders known as “disqualified organizations” that are not subject to unrelated business taxable income, or UBTI;

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We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet recordkeeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders. Such penalties generally would not be deductible by us;

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If we acquire any asset from a corporation that is subject to full corporate-level U.S. federal income tax in a transaction in which our basis in the asset is determined by reference to the transferor corporation’s basis in the asset, and we recognize gain on the disposition of such an asset for up to a 10-year period beginning on the date we acquired such asset, then the excess of the fair market value as of the beginning of the applicable recognition period over our adjusted basis in such asset at the beginning of such recognition period will be subject to U.S. federal income tax at the highest regular corporate U.S. federal income tax rate. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us;

•	A 100% tax may be imposed on transactions between us and a taxable REIT subsidiary, or TRS, that do not reflect arm’s-length terms;

•	The earnings of our subsidiaries that are C corporations, including any subsidiary we may elect to treat as a TRS, generally will be subject to U.S. federal corporate income tax; and

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We may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include his, her or its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in his, her or its income as long-term capital gain, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for his, her or its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in our common stock. Stockholders that are U.S. corporations will also appropriately adjust their earnings and profits for the retained capital gain in accordance with Treasury Regulations to be promulgated.

In addition, notwithstanding our qualification as a REIT, we and our subsidiaries may be subject to a variety of taxes, including state and local and foreign income, property, payroll and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.
REIT Qualification Tests
Organizational Requirements. The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for its qualification as a REIT;

(4)	that is neither a financial institution nor an insurance company;

(5)	that meets the gross income, asset and annual distribution requirements;

(6)	the beneficial ownership of which is held by 100 or more persons on at least 335 days in each full taxable year, proportionately adjusted for a short taxable year;

(7)
generally in which, at any time during the last half of each taxable year, no more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include specified entities);

(8)
that makes an election to be taxable as a REIT for the current taxable year, or has made this election for a previous taxable year, which election has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to maintain qualification as a REIT; and

(9)	that uses a calendar year for U.S. federal income tax purposes.

Organizational requirements (1) through (5) must be met during each taxable year for which REIT qualification is sought, while conditions (6) and (7) do not have to be met until after the first taxable year for which a REIT election is made. We have adopted December 31 as our year-end, thereby satisfying condition (9).
Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries. A REIT that is a partner in a partnership or a member in a limited liability company treated as a partnership for U.S. federal income tax purposes, will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, and will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT. Thus, our pro rata share of the assets and items of income of any partnership or limited liability company treated as a partnership or disregarded entity for U.S. federal income tax purposes in which we own an interest is treated as our assets and items of income for purposes of Asset Tests and Gross Income Tests (each as defined below).
We expect to control our subsidiary partnerships and limited liability companies and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our qualification as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action that could cause us to fail a Gross Income Test or Asset Test (each as defined below), and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.
We may from time to time own certain assets through subsidiaries that we intend to be treated as “qualified REIT subsidiaries.” A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation’s outstanding stock and do not elect with the subsidiary to treat it as a TRS, as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for purposes of the Asset Tests and Gross Income Tests (each as defined below). A qualified REIT subsidiary is not subject to U.S. federal income tax, but may be subject to state or local tax, and our ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described below under “— Asset Tests.” While we currently hold all of our investments through our Operating Partnership, we also may hold investments separately, through qualified REIT subsidiaries. Because a qualified REIT subsidiary must be wholly owned by a REIT, any such subsidiary utilized by us would have to be owned by us, or another qualified REIT subsidiary, and could not be owned by our Operating Partnership unless we own 100% of the equity interest in our Operating Partnership.
If a disregarded subsidiary ceases to be wholly owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another one of our disregarded subsidiaries), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the Asset and Gross Income Tests, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See below “— Asset Tests” and “— Income Tests.”
Ownership of Interests in TRSs. We do not currently own an interest in a TRS; however, we may form one or more TRSs or may acquire securities in TRSs in the future. A TRS is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a TRS. If a TRS owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a TRS. Other than some activities relating to lodging and health care facilities, a TRS generally may engage in any business, including investing in assets and engaging in activities that could not be held or conducted directly by us without jeopardizing our qualification as a REIT.
A TRS is subject to U.S. federal income tax as a regular C corporation. In addition, if certain tests regarding the TRS’s debt-to-equity ratio are not satisfied, a TRS generally may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). A REIT’s ownership of securities of a TRS is not subject to the 5% or 10% asset tests described below. However, no more than 25% of the gross value of a REIT’s assets may be comprised of securities of one or more TRS. See below “— Asset Tests.”
Share Ownership Requirements
The common stock and any other stock we issue must be held by a minimum of 100 persons (determined without attribution to the owners of any entity owning our stock) for at least 335 days in each full taxable year, proportionately adjusted for partial taxable years. In addition, we cannot be “closely held,” which means that at all times during the second half of each taxable year, no more than 50% in value of our stock may be owned, directly or indirectly, by five or fewer individuals (determined by applying certain attribution rules under the Code to the owners of any entity owning our stock) as specifically defined for this purpose. However, these two requirements do not apply until after the first taxable year an entity elects REIT status.
Our charter contains certain provisions intended to enable us to meet requirements (6) and (7) above. First, subject to certain exceptions, our charter provides that no person may beneficially or constructively own (applying certain attribution rules under the Code) more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% (in value or number of shares, whichever is more restrictive) of any class or series of shares of our stock, as well as in certain other circumstances. See the section entitled “Description of Securities — Restrictions on Ownership and Transfer” included elsewhere in this prospectus. Additionally, our charter contains provisions requiring each holder of our shares to disclose, upon demand, constructive or beneficial ownership of shares as deemed necessary to comply with the requirements of the Code. Furthermore, stockholders failing or refusing to comply with our disclosure request will be required, under Treasury Regulations promulgated under the Code, to submit a statement of such information to the IRS at the time of filing their annual income tax returns for the year in which the request was made.
Asset Tests
At the close of each calendar quarter of the taxable year, we must satisfy four tests based on the composition of our assets, or the Asset Tests. After initially meeting the Asset Tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the Asset Tests at the end of a later quarter solely due to changes in value of our assets. In addition, if the failure to satisfy the Asset Tests results from an acquisition during a quarter, the failure generally can be cured by disposing of non-qualifying assets within 30 days after the close of that quarter. We intend to continue to maintain adequate records of the value of our assets to ensure compliance with these tests and will act within 30 days after the close of any quarter as may be required to cure any noncompliance.
75% Asset Test. At least 75% of the value of our assets must be represented by “real estate assets,” cash, cash items (including receivables) and government securities, which we refer to as the 75% Asset Test. Real estate assets include (i) real property (including interests in real property and interests in mortgages on real property), (ii) shares in other qualifying REITs, and (iii) any property (not otherwise a real estate asset) attributable to the temporary investment of “new capital” in stock or a debt instrument, but only for the one-year period beginning on the date we received the new capital. Property will qualify as being attributable to the temporary investment of new capital if the money used to purchase the stock or debt instrument is received by us in exchange for our stock or in a public offering of debt obligations that have a maturity of at least five years. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below under “— 25% Asset Test” below.
Additionally, regular and residual interests in a REMIC are considered real estate assets. However, if less than 95% of the assets of a REMIC are real estate assets, we will be treated as holding and earning a proportionate share of the assets and income of the REMIC directly. If we hold a “residual interest” in a REMIC from which we derive “excess inclusion income,” we will be required to either distribute the excess inclusion income or pay tax on it (or a combination of the two), even though we may not receive the income in cash. To the extent that distributed excess inclusion income is allocable to a particular stockholder, the income (1) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax, and (3) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction pursuant to any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of foreign stockholders. Moreover, any excess inclusion income that we receive that is allocable to specified categories of tax-exempt investors which are not subject to unrelated business income tax, such as government entities or charitable remainder trusts, may be subject to corporate-level income tax in our hands, whether or not it is distributed.
We are currently invested in certain real properties as disclosed in our public filings. In addition, we have invested and intend to invest funds not used to acquire properties in cash sources, “new capital” investments or other liquid investments which allow us to continue to qualify under the 75% Asset Test. Therefore, our investment in real properties should constitute “real estate assets” and should allow us to meet the 75% Asset Test.
25% Asset Test. Except as described below, the remaining 25% of our assets generally may be invested without restriction, which we refer to as the 25% Asset Test. However, if we invest in any securities that do not qualify under the 75% Asset Test, other than investments in other REITs, our qualified REIT subsidiaries and TRSs, such securities may not exceed either: (i) 5% of the value of our assets as to any one issuer; or (ii) 10% of the outstanding securities by vote or value of any one issuer. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code, including but not limited to any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, a partnership interest held by a REIT is not considered a “security” for purposes of the 10% value test; instead, the REIT is treated as owning directly its proportionate share of the partnership’s assets, which is based on the REIT’s proportionate interest in any securities issued by the partnership (disregarding for this purpose the general rule that a partnership interest is not a security), but excluding certain securities described in the Code.
For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code and (iii) in the case of an issuer that is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled taxable REIT subsidiaries” as defined in the Code, hold any securities of the corporate or partnership issuer that (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).
We believe that our holdings of real estate assets and other securities comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. We may make real estate-related debt investments; provided, that the underlying real estate meets our criteria for direct investment. A real estate mortgage loan that we own generally will be treated as a real estate asset for purposes of the 75% Asset Test if, on the date that we acquire or originate the mortgage loan, the value of the real property securing the loan is equal to or greater than the principal amount of the loan. Certain mezzanine loans we make or acquire may qualify for the safe harbor in Revenue Procedure 2003-65, 2003-2 C.B. 336, pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% real estate asset test and the 10% vote or value test. We may hold some mezzanine loans that do not qualify for that safe harbor. Furthermore, we may acquire distressed debt investments that require subsequent modification by agreement with the borrower. If the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan at the time we commit to acquire the loan, or agree to modify the loan in a manner that is treated as an acquisition of a new loan for U.S. federal income tax purposes, then a portion of such loan may not be a qualifying real estate asset. Under current law it is not clear how to determine what portion of such a loan will be treated as a qualifying real estate asset. Pursuant to Revenue Procedure 2011-16, the IRS has stated that it will not challenge a REIT’s treatment of a loan as being in part a real estate asset if the REIT treats the loan as being a real estate asset in an amount that is equal to the lesser of the fair market value of the real property securing the loan, as of the date we committed to acquire or modify the loan, and the fair market value of the loan. However, uncertainties exist regarding the application of Revenue Procedure 2011-16, particularly with respect to the proper treatment under the Asset Tests of mortgage loans acquired at a discount that increase in value following their acquisition, and no assurance can be given that the IRS would not challenge our treatment of such assets.
A REIT is able to cure certain asset test violations. As noted above, a REIT cannot own securities of any one issuer representing more than 5% of the total value of the REIT’s assets or more than 10% of the outstanding securities, by vote or value, of any one issuer. However, a REIT would not lose its REIT qualification for failing to satisfy these 5% or 10% asset tests in a quarter if the failure is due to the ownership of assets the total value of which does not exceed the lesser of (i) 1% of the total value of the REIT’s assets at the end of the quarter for which the measurement is done, or (ii) $10 million; provided , that in either case the REIT either disposes of the assets within six months after the last day of the quarter in which the REIT identifies the failure (or such other time period prescribed by the Treasury), or otherwise meets the requirements of those rules by the end of that period.
If a REIT fails to meet any of the asset test requirements for a quarter and the failure exceeds the de minimis threshold described above, then the REIT still would be deemed to have satisfied the requirements if: (i) following the REIT’s identification of the failure, the REIT files a schedule with a description of each asset that caused the failure, in accordance with regulations prescribed by the Treasury; (ii) the failure was due to reasonable cause and not to willful neglect; (iii) the REIT disposes of the assets within six months after the last day of the quarter in which the identification occurred or such other time period as is prescribed by the Treasury (or the requirements of the rules are otherwise met within that period); and (iv) the REIT pays a tax on the failure equal to the greater of (A) $50,000 and (B) an amount determined (under regulations) by multiplying (1) the highest rate of tax for corporations under Code Section 11, by (2) the net income generated by the assets that caused the failure for the period beginning on the first date of the failure and ending on the date the REIT has disposed of the assets (or otherwise satisfies the requirements).
Income Tests
For each calendar year, we must satisfy two separate tests based on the composition of our gross income, as defined under our method of accounting, or the Gross Income Tests.
75% Gross Income Test. At least 75% of our gross income for the taxable year (excluding gross income from prohibited transactions) must result from (i) rents from real property, (ii) interest on obligations secured by mortgages on real property or on interests in real property, (iii) gains from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) other than property held primarily for sale to customers in the ordinary course of our trade or business, (iv) dividends from other qualifying REITs and gain (other than gain from prohibited transactions) from the sale of shares of other qualifying REITs, (v) other specified investments relating to real property or mortgages thereon, and (vi) for a limited time, temporary investment income (as described under the 75% Asset Test above). We refer to this requirement as the 75% Gross Income Test. We intend to invest funds not otherwise invested in real properties in cash sources or other liquid investments which will allow us to qualify under the 75% Gross Income Test.
95% Gross Income Test. At least 95% of our gross income (excluding gross income from prohibited transactions) for the taxable year must be derived from (1) sources that satisfy the 75% Gross Income Test, (2) dividends, (3) interest, or (4) gain from the sale or disposition of stock or other securities that are not assets held primarily for sale to customers in the ordinary course of our trade or business. We refer to this requirement as the 95% Gross Income Test. It is important to note that dividends and interest on obligations not collateralized by an interest in real property qualify under the 95% Gross Income Test, but not under the 75% Gross Income Test. We intend to invest funds not otherwise invested in properties in cash sources or other liquid investments which will allow us to qualify under the 95% Gross Income Test.
Rents from Real Property. Income attributable to a lease of real property generally will qualify as “rents from real property” under the 75% Gross Income Test and the 95% Gross Income Test if such lease is respected as a true lease for U.S. federal income tax purposes and subject to the rules discussed below.
Rent from a particular tenant will not qualify if we, or an owner of 10% or more of our stock, directly or indirectly, owns 10% or more of the voting stock or the total number of shares of all classes of stock in, or 10% or more of the assets or net profits of, the tenant (subject to certain exceptions). The portion of rent attributable to personal property rented in connection with real property will not qualify, unless the portion attributable to personal property is 15% or less of the total rent received under, or in connection with, the lease.
Generally, rent will not qualify if it is based in whole, or in part, on the income or profits of any person from the underlying property. However, rent will not fail to qualify if it is based on a fixed percentage (or designated varying percentages) of receipts or sales, including amounts above a base amount so long as the base amount is fixed at the time the lease is entered into, the provisions are in accordance with normal business practice and the arrangement is not an indirect method for basing rent on income or profits.

If a REIT operates or manages a property or furnishes or renders certain “impermissible services” to the tenants at the property, and the income derived from the services exceeds 1% of the total amount received by that REIT with respect to the property, then no amount received by the REIT with respect to the property will qualify as “rents from real property.” Impermissible services are services other than services “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” For these purposes, the income that a REIT is considered to receive from the provision of “impermissible services” will not be less than 150% of the cost of providing the service. If the amount so received is 1% or less of the total amount received by us with respect to the property, then only the income from the impermissible services will not qualify as “rents from real property.” However, this rule generally will not apply if such services are provided to tenants through an independent contractor from whom we derive no revenue, or though a TRS. With respect to this rule, tenants will receive some services in connection with their leases of the real properties. Our intention is that the services to be provided are those usually or customarily rendered in connection with the rental of space, and therefore, providing these services will not cause the rents received with respect to the properties to fail to qualify as rents from real property for purposes of the 75% Gross Income Test and the 95% Gross Income Test. The Board of Directors intends to hire qualifying independent contractors or to utilize our TRSs to render services which it believes, after consultation with our tax advisors, are not usually or customarily rendered in connection with the rental of space.
In addition, we have represented that, with respect to our leasing activities, we will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (excluding rent based on a percentage of receipts or sales, as described above), (ii) charge rent that will be attributable to personal property in an amount greater than 15% of the total rent received under the applicable lease, or (iii) enter into any lease with a related party tenant.
Amounts received as rent from a TRS are not excluded from rents from real property by reason of the related party rules described above, if the activities of the TRS and the nature of the properties it leases meet certain requirements. The TRSs will pay regular corporate tax rates on any income they earn. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants whose terms are not on an arm’s-length basis.
Interest Income. It is possible that we will be paid interest on loans secured by real property. All interest income qualifies under the 95% Gross Income Test, and interest on loans secured by real property qualifies under the 75% Gross Income Test; provided, that in both cases the interest does not depend, in whole or in part, on the income or profits of any person (excluding amounts based on a fixed percentage of receipts or sales). If a loan is secured by both real property and other property, the interest on it may nevertheless qualify under the 75% Gross Income Test. Interest income constitutes qualifying mortgage interest for purposes of the 75% Gross Income Test to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we committed to acquire the loan, or agreed to modify the loan in a manner that is treated as an acquisition of a new loan for U.S. federal income tax purposes, then the interest income will be apportioned between the real property and the other collateral, and our income from the loan will qualify for purposes of the 75% Gross Income Test only to the extent that the interest is allocable to the real property. For purposes of the preceding sentence, however, under recently issued IRS guidance we do not need to re-determine the fair market value of real property in connection with a loan modification that is occasioned by a default or made at a time when we reasonably believe the modification to the loan will substantially reduce a significant risk of default on the original loan, and any such modification will not be treated as a prohibited transaction. All of our loans secured by real property will be structured so that the amount of the loan does not exceed the fair market value of the real property at the time of the loan commitment. Therefore, income generated through any investments in loans secured by real property should be treated as qualifying income under the 75% Gross Income Test.
Dividend Income. We may receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions are generally classified as dividends to the extent of the earnings and profits of the distributing corporation. Such distributions generally constitute qualifying income for purposes of the 95% Gross Income Test, but not the 75% Gross Income Test. Any dividends received by us from a REIT will be qualifying income for purposes of both the 95% and 75% Gross Income Tests.

We will monitor the amount of the dividend and other income from our TRSs and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the Gross Income Tests. Although we intend to take these actions to prevent a violation of the Gross Income Tests, we cannot guarantee that such actions will in all cases prevent such a violation.
Foreclosure Property. Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum U.S. federal corporate tax rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% Gross Income Test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. If we believe we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% Gross Income Test, we intend to elect to treat the related property as foreclosure property.
Satisfaction of the Gross Income Tests. Our share of income from the properties primarily will give rise to rental income and gains on sales of the properties, substantially all of which generally will qualify under the 75% Gross Income and 95% Gross Income Tests. Our current and anticipated operations indicate that it is likely that we will have little or no non‑qualifying income to cause adverse U.S. federal income tax consequences.
As described above, we may establish one or more TRSs with which we could enter into leases for any properties we may invest in. The gross income generated by these TRSs would not be included in our gross income. However, we would realize gross income from these subsidiaries in the form of rents. In addition, any dividends from TRSs to us would be included in our gross income and qualify for the 95% Gross Income Test, but not the 75% Gross Income Test.
If we fail to satisfy either the 75% Gross Income or 95% Gross Income Tests for any taxable year, we may retain our qualification as a REIT for such year if we satisfy the IRS that: (i) the failure was due to reasonable cause and not due to willful neglect, (ii) we attach to our return a schedule describing the nature and amount of each item of our gross income, and (iii) any incorrect information on such schedule was not due to fraud with intent to evade U.S. federal income tax. If this relief provision is available, we would remain subject to tax equal to the greater of the amount by which we failed the 75% Gross Income Test or the 95% Gross Income Test, as applicable, multiplied by a fraction meant to reflect our profitability.
Annual Distribution Requirements
In addition to the other tests described above, we are required to distribute dividends (other than capital gain dividends) to our stockholders each year in an amount at least equal to the excess of: (a) the sum of (i) 90% of our REIT taxable income (determined without regard to the deduction for dividends paid and by excluding any net capital gain) and (ii) 90% of the net income (after tax) from foreclosure property; over (b) the sum of some types of items of non‑cash income. Whether sufficient amounts have been distributed is based on amounts paid in the taxable year to which they relate, or in the following taxable year if we: (A) declared a dividend before the due date of our tax return (including extensions); (B) distribute the dividend within the 12-month period following the close of the taxable year (and not later than the date of the first regular dividend payment made after such declaration); and (C) file an election with our tax return. Additionally, dividends that we declare in October, November or December in a given year payable to stockholders of record in any such month will be treated as having been paid on December 31st of that year so long as the dividends are actually paid during January of the following year. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents. If we fail to meet the annual distribution requirements as a result of an adjustment to our U.S. federal income tax return by the IRS, or under certain other circumstances, we may cure the failure by paying a “deficiency dividend” (plus penalties and interest to the IRS) within a specified period.

If we do not distribute 100% of our REIT taxable income, we will be subject to U.S. federal income tax on the undistributed portion. We also will be subject to an excise tax if we fail to currently distribute sufficient income. In order to make the “required distribution” with respect to a calendar year and avoid the excise tax, we must distribute the sum of (a) 85% of our REIT ordinary income for the calendar year, (b) 95% of our REIT capital gain net income for the calendar year, and (c) the excess, if any, of the grossed up required distribution (as defined in the Code) for the preceding calendar year over the distributed amount for that preceding calendar year. Any excise tax liability would be equal to 4% of the difference between the amount required to be distributed and the amount actually distributed and would not be deductible by us.
We intend to pay sufficient dividends each year to satisfy the annual distribution requirements and avoid U.S. federal income and excise taxes on our earnings; however, it may not always be possible to do so. It is possible that we may not have sufficient cash or other liquid assets to meet the annual distribution requirements due to tax accounting rules and other timing differences. Other potential sources of non-cash taxable income include:

•	“residual interests” in REMICs or taxable mortgage pools;

•	loans or mortgage-backed securities held as assets that are issued at a discount and require the accrual of taxable economic interest in advance of receipt in cash; and

•
loans on which the borrower is permitted to defer cash payments of interest, distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash, and debt securities purchased at a discount.

We will closely monitor the relationship between our REIT taxable income and cash flow, and if necessary to comply with the annual distribution requirements, will attempt to borrow funds to fully provide the necessary cash flow or to pay dividends in the form of taxable in-kind distributions of property, including taxable stock dividends.
Failure to Qualify
If we fail to continue to qualify, for U.S. federal income tax purposes, as a REIT in any taxable year, we may be eligible for relief provisions if the failures are due to reasonable cause and not willful neglect and if a penalty tax is paid with respect to each failure to satisfy the applicable requirements. If the applicable relief provisions are not available or cannot be met, we will not be able to deduct our dividends and will be subject to U.S. federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates, thereby reducing cash available for distributions. In such event, all distributions to stockholders (to the extent of our current and accumulated earnings and profits) will be taxable as ordinary dividend income. This “double taxation” results from our failure to continue to qualify as a REIT. Unless entitled to relief under specific statutory provisions, we will not be eligible to elect REIT qualification for the four taxable years following the year during which qualification was lost.
Recordkeeping Requirements
We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualification as a REIT.
Prohibited Transactions
As discussed above, we will be subject to a 100% U.S. federal income tax on any net income derived from “prohibited transactions.” Net income derived from prohibited transactions arises from the sale or exchange of property held for sale to customers in the ordinary course of our business which is not foreclosure property. There is an exception to this rule for the sale of property that:

•	is a real estate asset under the 75% Asset Test;

•	generally has been held for at least two years;

•	has aggregate expenditures which are includable in the basis of the property not in excess of 30% of the net selling price;

•	in some cases, was held for production of rental income for at least two years;

•	in some cases, substantially all of the marketing and development expenditures were made through an independent contractor; and

•
when combined with other sales in the year, either does not cause the REIT to have made more than seven sales of property during the taxable year (excluding sales of foreclosure property or in connection with an involuntary conversion) or occurs in a year when the REIT disposes of less than 10% of its assets (measured by U.S. federal income tax basis or fair market value, and ignoring involuntary dispositions and sales of foreclosure property).

Although we currently intend to sell each of the properties, our primary intention in acquiring and operating the properties is the production of rental income and we do not expect to hold any property for sale to customers in the ordinary course of our business. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates. As a general matter, any condominium conversions we might undertake must satisfy these restrictions to avoid being “prohibited transactions,” which will limit the annual number of transactions. See “— REIT Qualification Tests — Ownership of Interests in TRSs.”
Excess Inclusion Income
Pursuant to IRS guidance, a REIT’s excess inclusion income, including any excess inclusion income from a residual interest in a REMIC, must be allocated among its stockholders in proportion to dividends paid. The REIT is required to notify stockholders of the amount of “excess inclusion income” allocated to them. A stockholder’s share of excess inclusion income:

•	cannot be offset by any net operating losses otherwise available to the stockholder;

•	is subject to tax as UBTI in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax; and

•
results in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of foreign stockholders.

Pursuant to IRS guidance, to the extent that excess inclusion income is allocated to a tax‑exempt stockholder of a REIT that is not subject to unrelated business taxable income (such as a government entity or charitable remainder trust), the REIT may be subject to tax on this income at the highest applicable corporate tax rate (currently 35%). In that case, the REIT could reduce distributions to such stockholders by the amount of such tax paid by the REIT attributable to such stockholder’s ownership. Treasury regulations provide that such a reduction in distributions does not give rise to a preferential dividend that could adversely affect the REIT’s compliance with its distribution requirements. See “— Annual Distribution Requirements.” The manner in which excess inclusion income is calculated, or would be allocated to stockholders, including allocations among shares of different classes of stock, is not clear under current law. As required by IRS guidance, we intend to make such determinations using a reasonable method. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above, and are urged to consult their tax advisors.
Characterization of Property Leases
We may purchase either new or existing properties and lease them to tenants. Our ability to claim certain tax benefits associated with ownership of these properties, such as depreciation, would depend on a determination that the lease transactions are true leases, under which we would be the owner of the leased property for U.S. federal income tax purposes, rather than a conditional sale of the property or a financing transaction. A determination by the IRS that we are not the owner of any properties for U.S. federal income tax purposes may have adverse consequences to us, such as the denial of depreciation deductions (which could affect the determination of our REIT taxable income subject to the distribution requirements) or the aggregate value of our assets invested in real estate (which could affect REIT asset testing).
Tax Aspects of Investments in Partnerships
General. We currently hold and anticipate holding direct or indirect interests in one or more partnerships, including our Operating Partnership. We operate as an Umbrella Partnership REIT, or UPREIT, which is a structure whereby we own a direct interest in our Operating Partnership, and our Operating Partnership, in turn, owns the properties and may possibly own interests in other non-corporate entities that own properties. Such non-corporate entities would generally be organized as limited liability companies, partnerships or trusts and would either be disregarded for U.S. federal income tax purposes (if our Operating Partnership were the sole owner) or treated as partnerships for U.S. federal income tax purposes.
The following is a summary of the U.S. federal income tax consequences of our investment in our Operating Partnership if our Operating Partnership is treated as a partnership for U.S. federal income tax purposes. This discussion should also generally apply to any investment by us in a property partnership or other non-corporate entity.
A partnership (that is not a publicly traded partnership taxed as a corporation) is not subject to tax as an entity for U.S. federal income tax purposes. Rather, partners are allocated their allocable share of the items of income, gain, loss, deduction and credit of the partnership, and are potentially subject to tax thereon, without regard to whether the partners receive any distributions from the partnership. We are required to take into account our allocable share of the foregoing items for purposes of the various REIT gross income and asset tests, and in the computation of our REIT taxable income and U.S. federal income tax liability. Further, there can be no assurance that distributions from our Operating Partnership will be sufficient to pay the tax liabilities resulting from an investment in our Operating Partnership.
Generally, an entity with two or more members formed as a partnership or limited liability company under state law will be taxed as a partnership for U.S. federal income tax purposes unless it specifically elects otherwise. Because our Operating Partnership was formed as a partnership under state law, for U.S. federal income tax purposes our Operating Partnership will be treated as a partnership, if it has two or more partners, or a disregarded entity, if it is treated as having one partner. We intend that interests in our Operating Partnership (and any partnership invested in by our Operating Partnership) will fall within one of the “safe harbors” for the partnership to avoid being classified as a publicly traded partnership. However, our ability to satisfy the requirements of some of these safe harbors depends on the results of actual operations and accordingly no assurance can be given that any such partnership will at all times satisfy one of such safe harbors. We reserve the right to not satisfy any safe harbor. Even if a partnership is a publicly traded partnership, it generally will not be treated as a corporation if at least 90% of its gross income each taxable year is from certain sources, which generally include rents from real property and other types of passive income. We believe that our Operating Partnership has had and will have sufficient qualifying income so that it would be taxed as a partnership, even if it were treated as a publicly traded partnership.
If for any reason our Operating Partnership (or any partnership invested in by our Operating Partnership) is taxable as a corporation for U.S. federal income tax purposes, the character of our assets and items of gross income would change, and as a result, we would most likely be unable to satisfy the applicable REIT requirements under U.S. federal income tax laws discussed above. In addition, any change in the status of any partnership may be treated as a taxable event, in which case we could incur a tax liability without a related cash distribution. Further, if any partnership was treated as a corporation, items of income, gain, loss, deduction and credit of such partnership would be subject to corporate income tax, and the partners of any such partnership would be treated as stockholders, with distributions to such partners being treated as dividends.
Anti-abuse Treasury Regulations have been issued under the partnership provisions of the Code that authorize the IRS, in some abusive transactions involving partnerships, to disregard the form of a transaction and recast it as it deems appropriate. The anti-abuse regulations apply where a partnership is utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners’ aggregate U.S. federal tax liability in a manner inconsistent with the intent of the partnership provisions. The anti-abuse regulations contain an example in which a REIT contributes the proceeds of a public offering to a partnership in exchange for a general partnership interest. The limited partners contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. The example concludes that the use of the partnership is not inconsistent with the intent of the partnership provisions, and thus, cannot be recast by the IRS. However, the anti-abuse regulations are extraordinarily broad in scope and are applied based on an analysis of all the facts and circumstances. As a result, we cannot assure you that the IRS will not attempt to apply the anti-abuse regulations to us. Any such action could potentially jeopardize our qualification as a REIT and materially affect the tax consequences and economic return resulting from an investment in the company.
Income Taxation of Partnerships and their Partners. Although a partnership agreement generally will determine the allocation of a partnership’s income and losses among the partners, such allocations may be disregarded for U.S. federal income tax purposes under Code Section 704(b) and the Treasury Regulations. If any allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ economic interests in the partnership. We believe that the allocations of taxable income and loss in our Operating Partnership agreement comply with the requirements of Code Section 704(b) and the Treasury Regulations.
In some cases, special allocations of net profits or net losses will be required to comply with the U.S. federal income tax principles governing partnership tax allocations. Additionally, pursuant to Code Section 704(c), income, gain, loss and deduction attributable to property contributed to our Operating Partnership in exchange for units must be allocated in a manner so that the contributing partner is charged with, or benefits from, the unrealized gain or loss attributable to the property at the time of contribution. The amount of such unrealized gain or loss is generally equal to the difference between the fair market value and the adjusted basis of the property at the time of contribution. These allocations are designed to eliminate book-tax differences by allocating to contributing partners lower amounts of depreciation deductions and increased taxable income and gain attributable to the contributed property than would ordinarily be the case for economic or book purposes. With respect to any property purchased by our Operating Partnership, such property generally will have an initial tax basis equal to its fair market value, and accordingly, Code Section 704(c) will not apply, except as described further below in this paragraph. The application of the principles of Code Section 704(c) in tiered partnership arrangements is not entirely clear. Accordingly, the IRS may assert a different allocation method than the one selected by our Operating Partnership to cure any book-tax differences. In certain circumstances, we create book-tax differences by adjusting the values of properties for economic or book purposes and generally the rules of Code Section 704(c) would apply to such differences as well.
For U.S. federal income tax purposes, depreciation deductions on residential rental buildings, structural components and improvements generally are computed using the straight‑line method over 27.5 years. Shorter depreciation periods apply to other properties. Some improvements to land are depreciated over 15 years. However, we have elected to have the alternative depreciation system apply to our properties with the result that residential rental buildings, structural components and improvements are depreciated using the straight-line method over 40 years and some improvements to land are depreciated using the straight-line method over 20 years. For properties contributed to our Operating Partnership, depreciation deductions are calculated based on the transferor’s basis and depreciation method. Because depreciation deductions are based on the transferor’s basis in the contributed property, our Operating Partnership generally would be entitled to less depreciation than if the properties were purchased in a taxable transaction. The burden of lower depreciation generally will fall first on the contributing partner, but also may reduce the depreciation allocated to other partners.
Gain on the sale or other disposition of depreciable property is characterized as ordinary income (rather than capital gain) to the extent of any depreciation recapture. Buildings and improvements depreciated under the straight-line method of depreciation are generally not subject to depreciation recapture unless the property was held for less than one year. However, individuals, trusts and estates that hold shares either directly or through a pass-through entity may be subject to tax on the disposition on such assets at a rate of 25% rather than at the normal capital gains rate, to the extent that such assets have been depreciated.
Some expenses incurred in the conduct of our Operating Partnership’s activities may not be deducted in the year they were paid. To the extent this occurs, the taxable income of our Operating Partnership may exceed its cash receipts for the year in which the expense is paid. As discussed above, the costs of acquiring properties must generally be recovered through depreciation deductions over a number of years. Prepaid interest and loan fees, and prepaid management fees are other examples of expenses that may not be deducted in the year they were paid.
Taxation of U.S. Holders
The following section applies to you only if you are a U.S. Holder. Generally, for purposes of this discussion, a “U.S. Holder” is a person (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under current Treasury Regulations to be treated as a U.S. person.

If a partnership or entity treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding shares of our Series A Redeemable Preferred Stock or shares of our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of such shares of Series A Redeemable Preferred Stock or shares of our common stock by the partnership.
Series A Redeemable Preferred Stock and Common Stock. As long as we qualify as a REIT, distributions (including any deemed distributions) paid to our U.S. Holders out of current or accumulated earnings and profits (and not designated as capital gain dividends or qualified dividend income) will be ordinary income. Distributions in excess of current and accumulated earnings and profits are treated first as a tax-deferred return of capital to the U.S. Holder, reducing the U.S. Holder’s tax basis in his, her or its stock by the amount of such distribution, but not below zero, and then capital gain. Because our earnings and profits are reduced for depreciation and other non-cash items, it is possible that a portion of each distribution will constitute a tax-deferred return of capital. Additionally, because distributions in excess of earnings and profits reduce the U.S. Holder’s basis in our stock, this will increase the U.S. Holder’s gain, or reduce the U.S. Holder’s loss, on any subsequent sale of the stock.
Distributions that we designate as capital gain dividends will be taxed as long-term capital gain to the extent they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. Holder that receives such distribution has held its stock. However, corporate U.S. Holders may be required to treat up to 20% of some types of capital gain dividends as ordinary income. We also may decide to retain, rather than distribute, our net capital gain and pay any tax thereon. In such instances, U.S. Holders would include their proportionate shares of such gain in income as long-term capital gain, receive a credit on their returns for their proportionate share of our tax payments, and increase the tax basis of their shares of stock by the after-tax amount of such gain.
With respect to U.S. Holders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions (including any deemed distributions) paid to such U.S. Holders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. Holders as capital gain; provided, that the U.S. Holder has held the stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(1)	the qualified dividend income received by us during such taxable year from C corporations (including any TRSs);

(2)
the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

(3)
the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in gain asset that was acquired in a carry-over basis transaction from a non REIT corporation or had appreciated at the time our REIT election became effective over the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (1) above if the dividends are received from a regular domestic C corporation, such as any TRSs, and specified holding period and other requirements are met.
Dividend income is characterized as “portfolio” income under the passive loss rules and cannot be offset by a U.S. Holder’s current or suspended passive losses. Corporate U.S. Holders cannot claim the dividends received deduction for such dividends unless we lose our REIT qualification. Although U.S. Holders generally will recognize taxable income in the year that a distribution is received, any distribution that we declare in October, November or December of any year that is payable to a U.S. Holder of record on a specific date in any such month will be treated as both paid by us and received by the U.S. Holder on December 31st of the year it was declared even if paid by us during January of the following calendar year. Because we are not a pass-through entity for U.S. federal income tax purposes, U.S. Holders may not use any of our operating or capital losses to reduce their tax liabilities.
We have the ability to declare a large portion of a dividend in shares of our stock. As long as a portion of such dividend is paid in cash (which portion can be as low as 20%) and certain requirements are met, the entire distribution will be treated as a dividend for U.S. federal income tax purposes. As a result, U.S. Holders will be taxed on 100% of the dividend in the same manner as a cash dividend, even though most of the dividend was paid in shares of our stock. In general, any dividend on shares of our preferred stock will be taxable as a dividend, regardless of whether any portion is paid in stock.
In general, the sale of our stock held for more than 12 months will produce long-term capital gain or loss. All other sales will produce short-term gain or loss. In each case, the gain or loss is equal to the difference between the amount of cash and fair market value of any property received from the sale and the U.S. Holder’s basis in the stock sold. However, any loss from a sale or exchange of stock by a U.S. Holder who has held such stock for six months or less generally will be treated as a long-term capital loss, to the extent that the U.S. Holder treated our distributions as long-term capital gain. The use of capital losses is subject to limitations.
If excess inclusion income from a REMIC residual interest is allocated to any U.S. Holder, that income will be taxable in the hands of the Holder and would not be offset by any net operating losses of the U.S. Holder that would otherwise be available. As required by IRS guidance, we intend to notify our U.S. Holders if a portion of a dividend paid by us is attributable to excess inclusion income.
Currently, the maximum tax rate applicable to individuals and certain other noncorporate taxpayers on net capital gain recognized on the sale or other disposition of shares is 20%, and the maximum marginal tax rate payable by them on dividends received from corporations that are subject to a corporate level of tax has been reduced. Except in limited circumstances, with respect to “qualified dividend income” as discussed above, this reduced tax rate will not apply to dividends paid by us.
Cost Basis Reporting. U.S. federal income tax information reporting rules may apply to certain transactions in our shares. Where such rules apply, the “cost basis” calculated for the shares involved will be reported to the IRS and to you. Generally these rules apply to all shares purchased. For “cost basis” reporting purposes, you may identify by lot the shares that you transfer or that are redeemed, but if you do not timely notify us of your election, we will identify the shares that are transferred or redeemed on a “first in/first out” basis. The shares in the Distribution Reinvestment Plan are also eligible for the “average cost” basis method, should you so elect.
Information reporting (transfer statements) on other transactions may also be required under these new rules. Generally, these reports are made for certain transactions. Transfer statements are issued between “brokers” and are not issued to the IRS or to you.
Stockholders should consult their tax advisors regarding the consequences of these new rules.
Backup Withholding and Information Reporting. We will report to our U.S. Holders and the IRS the amount of dividends (including deemed dividends) paid during each calendar year and the amount (if any) of U.S. federal income tax we withhold. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding at the current rate of 28% with respect to dividends (including any deemed dividends) paid unless the U.S. Holder (1) is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or (2) provides us with a taxpayer identification number or social security number, certifies under penalties of perjury that such number is correct and that such U.S. Holder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder that does not provide his, her or its correct taxpayer identification number or social security number also may be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. Holder who fails to certify its non-foreign status. See the “ — Taxation of Non-U.S. Holders” portion of this section.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.
Taxation of Tax-Exempt Holders
U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, our distributions to a U.S. Holder that is a domestic tax-exempt entity should not constitute UBTI unless such U.S. Holder borrows funds (or otherwise incurs acquisition indebtedness within the meaning of the Code) to acquire its common shares, or the common shares are otherwise used in an unrelated trade or business of the tax-exempt entity. Furthermore, even in the absence of acquisition debt, part or all of the income or gain recognized with respect to our stock held by certain domestic tax-exempt entities, including social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal service plans (all of which are exempt from U.S. federal income taxation under Code Sections 501(c)(7), (9), (17) or (20)), may be treated as UBTI.
Special rules apply to the ownership of REIT shares by some tax-exempt pension trusts. If we would be “closely held” (discussed above with respect to the share ownership tests) because the stock held by tax-exempt pension trusts was viewed as being held by the trusts rather than by their respective beneficiaries, tax-exempt pension trusts owning more than 10% by value of our stock may be required to treat a percentage of our dividends as UBTI. This rule applies if: (i) at least one tax-exempt pension trust owns more than 25% by value of our shares, or (ii) one or more tax-exempt pension trusts (each owning more than 10% by value of our shares) hold in the aggregate more than 50% by value of our shares. The percentage treated as UBTI is our gross income (less direct expenses) derived from an unrelated trade or business (determined as if we were a tax-exempt pension trust) divided by our gross income from all sources (less direct expenses). If this percentage is less than 5%, however, none of the dividends will be treated as UBTI. Because of the restrictions in our charter regarding the ownership concentration of our stock, we believe that a tax-exempt pension trust should not become subject to these rules. However, because our shares of common stock are publicly traded, we can give no assurance of this.
Prospective tax-exempt purchasers should consult their own tax advisors and financial planners as to the applicability of these rules and consequences to their particular circumstances.
Taxation of Non-U.S. Holders
General. The rules governing the U.S. federal income taxation of Non-U.S. Holders are complex, and as such, only a summary of such rules is provided in this prospectus. Non-U.S. investors should consult with their own tax advisors and financial planners to determine the impact that U.S. federal, state and local income tax or similar laws will have on such investors as a result of an investment in our REIT. A Non-U.S. Holder means a person (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.
Distributions — In General. Distributions paid by us that are not attributable to gain from our sales or exchanges of “U.S. real property interests,” or USRPIs, and not designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such dividends to Non-U.S. Holders ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the dividend unless an applicable tax treaty reduces or eliminates that tax. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. Any constructive dividends on the Series A Redeemable Preferred Stock also would be subject to U.S. federal withholding tax to the same extent as an actual distribution. Because constructive dividends would not give rise to any cash from which any applicable withholding tax could be satisfied, we may withhold the U.S. federal tax on such dividend from cash proceeds otherwise payable to a Non-U.S. Holder.
If income from the investment in the common shares is treated as effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to a tax at the graduated rates applicable to ordinary income, in the same manner as U.S. Holders are taxed with respect to such dividends (and also may be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a foreign corporation that is not entitled to any treaty exemption). In general, Non-U.S. Holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. Dividends in excess of our current and accumulated earnings and profits will not be taxable to a Non-U.S. Holder to the extent they do not exceed the adjusted basis of the Non-U.S. Holder’s shares. Instead, they will reduce the adjusted basis of such shares. To the extent that such dividends exceed the adjusted basis of a Non-U.S. Holder’s shares, they will give rise to tax liability if the Non-U.S. Holder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described in the “— Sales of Shares” portion of this Section below.
Distributions Attributable to Sale or Exchange of Real Property. Distributions that are attributable to gain from our sales or exchanges of USRPIs will be taxed to a Non-U.S. Holder as if such gain were effectively connected with a U.S. trade or business. Non-U.S. Holders would thus be taxed at the normal capital gain rates applicable to U.S. Holders, and would be subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Also, such distributions may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Holder not entitled to any treaty exemption. However, generally such a distribution from a REIT is not treated as effectively connected income for a Non-U.S. Holder if: (i) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the U.S.; and (ii) the Non-U.S. Holder does not own more than 5% of the class of stock at any time during the one-year period ending on the date of the distribution. Distributions that qualify for this exception are subject to withholding tax in the manner described above as dividends of ordinary income. We anticipate that our shares of common stock will be “regularly traded” on an established securities market, although, no assurance can be given that this will be the case.
U.S. Federal Income Tax Withholding on Distributions. For U.S. federal income tax withholding purposes, we generally will withhold tax at the rate of 30% on the amount of any distribution (other than distributions designated as capital gain dividends) made to a Non-U.S. Holder, unless the Non-U.S. Holder provides us with appropriate documentation (i) evidencing that such Non-U.S. Holder is eligible for an exemption or reduced rate under an applicable income tax treaty, generally an IRS Form W-8BEN (in which case we will withhold at the lower treaty rate), or (ii) claiming that the dividend is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S., generally an IRS Form W-8ECI (in which case we will not withhold tax). We also generally are required to withhold tax at the rate of 35% on the portion of any dividend to a Non-U.S. Holder that is or could be designated by us as a capital gain dividend, to the extent attributable to gain on a sale or exchange of an interest in U.S. real property. Such withheld amounts of tax do not represent actual tax liabilities, but rather, represent payments in respect of those tax liabilities described above. Therefore, such withheld amounts are creditable by the Non-U.S. Holder against its actual U.S. federal income tax liabilities, including those described above. The Non-U.S. Holder would be entitled to a refund of any amounts withheld in excess of such Non-U.S. Holder’s actual U.S. federal income tax liabilities, provided that the Non-U.S. Holder files applicable returns or refund claims with the IRS.
Sales of Shares. Gain recognized by a Non-U.S. Holder upon a sale of shares generally will not be subject to U.S. federal income taxation, provided that: (i) such gain is not effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the U.S.; (ii) the Non-U.S. Holder is an individual and is not present in the U.S. for 183 days or more during the taxable year and certain other conditions apply; and (iii) (A) our REIT is “domestically controlled,” which generally means that less than 50% in value of our shares continues to be held directly or indirectly by foreign persons during a continuous five-year period ending on the date of disposition or, if shorter, during the entire period of our existence, or (B) the class of shares being sold are “regularly traded” on an established securities market and the selling Non-U.S. Holder has not held more than 5% of our outstanding shares of such class at any time during the five-year period ending on the date of the sale.
We believe, but cannot assure you, that we will qualify as “domestically controlled.” However, if we were not domestically controlled, a Non-U.S. Holder’s sale of shares would be subject to tax, unless the class of shares being sold were regularly traded on an established securities market and the selling Non-U.S. Holder has not directly, or indirectly, owned during the five-year period ending on the date of sale more than 5% in value of such class of our shares. We anticipate that our common shares will be “regularly traded” on an established market, although, no assurance can be given that this will be the case. If the gain on the sale of shares were to be subject to taxation, the Non-U.S. Holder would be subject to the same treatment as U.S. Holders with respect to such gain, and the purchaser of such shares may be required to withhold 10% of the gross purchase price.
If the proceeds of a disposition of our securities are paid by or through a U.S. office of a broker-dealer, the payment is generally subject to information reporting and to backup withholding unless the disposing Non-U.S. Holder certifies as to its name, address and non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a foreign office of a foreign broker-dealer. Under Treasury Regulations, if the proceeds from a disposition of our securities paid to or through a foreign office of a U.S. broker-dealer or a non-U.S. office of a foreign broker-dealer that is (i) a “controlled foreign corporation” for U.S. federal income tax purposes, (ii) a person 50% or more of whose gross income from all sources for a three-year period was effectively connected with a U.S. trade or business, (iii) a foreign partnership with one or more partners who are U.S. persons and who, in the aggregate, hold more than 50% of the income or capital interest in the partnership, or (iv) a foreign partnership engaged in the conduct of a trade or business in the U.S., then (A) backup withholding will not apply unless the broker-dealer has actual knowledge that the owner is not a Non-U.S. Holder, and (B) information reporting will not apply if the Non-U.S. Holder certifies its non-U.S. status and further certifies that it has not been, and at the time the certificate is furnished reasonably expects not to be, present in the U.S. for a period aggregating 183 days or more during each calendar year to which the certification pertains. Prospective foreign purchasers should consult their tax advisors and financial planners concerning these rules.
Medicare Tax
Certain net investment income earned by U.S. citizens and resident aliens and certain estates and trusts for taxable years beginning after December 31, 2012 is subject to a 3.8% Medicare tax. Net investment income includes, among other things, dividends on and capital gains from the sale or other disposition of shares of stock. Holders of shares of our stock should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of such shares.
Foreign Accounts
Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-U.S. entities. A withholding tax of 30% generally will be imposed on dividends on, and gross proceeds from the sale or other disposition of, our common stock paid to (a) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (b) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and such entity meets certain other specified requirements. Applicable Treasury Regulations provide that these rules generally will apply to payments of dividends on our common stock made after December 31, 2013 and generally will apply to payments of gross proceeds from a sale or other disposition of our common stock after December 31, 2016. We will not pay any additional amounts in respect of any amounts withheld. U.S. Holders and Non-U.S. Holders are encouraged to consult their tax advisors regarding the particular consequences to them of this legislation and guidance.
Other Tax Considerations
State, Local and Foreign Taxes. We and you may be subject to state, local or foreign taxation in various jurisdictions, including those in which we transact business or you reside. Our and your state, local and foreign tax treatment may not conform to the U.S. federal income tax consequences discussed above. Any foreign taxes incurred by us would not pass through to U.S. Holders as a credit against their U.S. federal income tax liability. You should consult your own tax advisors and financial planners regarding the effect of state, local and foreign tax laws on an investment in our securities.
Legislative Proposals. You should recognize that our and your present U.S. federal income tax treatment may be modified by legislative, judicial or administrative actions at any time, which may be retroactive in effect. The rules dealing with U.S. federal income taxation are constantly under review by Congress, the IRS and the Treasury Department, and statutory changes as well as promulgation of new regulations, revisions to existing statutes, and revised interpretations of established concepts occur frequently. We are not currently aware of any pending legislation that would materially affect our or your taxation as described in this prospectus. You should, however, consult your advisors concerning the status of legislative proposals that may pertain to a purchase of our securities.

PLAN OF DISTRIBUTION
We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	directly to purchasers;

•	through agents;

•	to or through underwriters;

•	through dealers;

•	in block trades;

•	through a combination of any of these methods; or

•	through any other method permitted by applicable law and described in a prospectus supplement.

In addition, we may issue the securities as a dividend or distribution to our existing stockholders or other securityholders.
The prospectus supplement with respect to any offering of securities will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions paid to agents; and

•	any securities exchange on which the securities may be listed.

Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
The distribution of the offered securities may be effected from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Sales through Underwriters or Dealers
If underwriters are used in the sale, the underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.
In connection with the sale of the securities, underwriters may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents, which is not expected to exceed that customary in the types of transactions involved. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions they receive from us, and any profit on the resale of the securities they realize may be deemed to be underwriting discounts and commissions, under the Securities Act.
We will describe the name or names of any underwriters, dealers or agents, any compensation they receive from us and the purchase price of the securities in a prospectus supplement relating to the securities.
We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these securities in the applicable prospectus supplement.
Unless otherwise specified in the applicable prospectus supplement, each series of the securities will be a new issue with no established trading market, other than our shares of common stock, which are currently listed on the NYSE MKT. We currently intend to list any shares of common stock sold pursuant to this prospectus on the NYSE MKT. We may elect to list any series of shares of preferred stock on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we can give no assurance about the liquidity of the trading market for any of the securities.
To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time. From time to time, we may engage in transactions with these underwriters, dealers, and agents in the ordinary course of business.
Direct Sales and Sales through Agents
We may sell the securities directly. In this case, no underwriters or agents would be involved.

We also may sell the securities through agents designated by us from time to time. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Underwriters or agents could make sales deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act, including sales made directly on the NYSE MKT, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange. Any agent may, and if acting as agent in an “at-the-market” equity offering will, be deemed to be an underwriter, as that term is defined in the Securities Act, of the offered securities.

Remarketing Arrangements
Securities also may be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.
Delayed Delivery Contracts
If we so indicate in the applicable prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. Institutions with which we may make these delayed delivery contracts include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. These contracts would provide for payment and delivery on a specified date in the future. The obligations of any purchaser under any such delayed delivery contract will be subject to the condition that the purchase of the securities shall not, at the time of delivery, be prohibited under the laws of the jurisdiction to which the purchaser is subject. The contracts would be subject only to those conditions described in the applicable prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts. The underwriters and other agents will not have any responsibility with regard to the validity or performance of these delayed delivery contracts.
General Information
We may have agreements with the underwriters, dealers, agents and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers, agents or remarketing firms may be required to make. Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with, or perform services for, us in the ordinary course of their businesses.
In compliance with Financial Industry Regulatory Authority, Inc., or FINRA, guidelines, the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8.0% of the aggregate amount of the securities offered pursuant to this prospectus or any applicable prospectus supplement.

LEGAL MATTERS
Certain legal matters regarding the validity of the securities offered hereby and certain matters of Maryland Law have been passed upon for us by Venable LLP. Certain U.S. federal income tax matters have been passed upon by Proskauer Rose LLP, which relies on the opinion of Venable LLP as to all matters of Maryland law. If the validity of any securities is also passed upon by counsel for the underwriters, dealers or agents of an offering of those securities, that counsel will be named in the applicable prospectus supplement.
EXPERTS
The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Preferred Apartment Communities, Inc. for the year ended December 31, 2012, the audited statement of revenue and certain operating expenses of Trail Creek II included on page F-2 of Preferred Apartment Communities, Inc.'s Current Report on Form 8-K/A dated June 14, 2013 and filed with the SEC on July 12, 2013, the audited combined statements of revenue and certain operating expenses of Lake Cameron, McNeil Ranch and Ashford Park included on page F-2 of Preferred Apartment Communities, Inc.’s Current Report on Form 8-K/A dated January 17, 2013 and filed with the SEC on April 3, 2013, and the audited combined statements of revenue and certain operating expenses of Oxford Rise and Oxford Summit included on page F-40 of Preferred Apartment Communities Inc.’s Pre-Effective Amendment No. 2 to the Registration Statement on Form S-11 (No. 333-176604) have been so incorporated in reliance on the reports (which all of the reports on the statements of revenues and certain operating expenses express unqualified opinions and include an explanatory paragraph referring to the purpose of those statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The statement of revenues and certain operating expenses of the Acquired Property (Oxford Trail) for the year ended December 31, 2010 incorporated in this prospectus by reference from Preferred Apartment Communities, Inc.’s Current Report on Form 8-K/A filed with the SEC on June 24, 2011 has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the purpose of the statement) incorporated herein by reference, and is incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION ABOUT PREFERRED APARTMENT COMMUNITIES
We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act.
You may request and obtain a copy of these filings, at no cost to you, by writing or telephoning us at the following address or telephone number:
3625 Cumberland Boulevard, Suite 1150
Atlanta, Georgia 30339
(770) 818-4100
Attn: Leonard A. Silverstein
Our website at www.pacapts.com contains additional information about us. The contents of the site are not incorporated by reference in, or otherwise a part of, this prospectus.
This prospectus is part of the registration statement and does not contain all the information included in the registration statement and all its exhibits, certificates and schedules. Whenever a reference is made in this prospectus to any contract or other document of ours, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.
You may read and copy our registration statement and all its exhibits and schedules which we have filed with the SEC, at the Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. This material, as well as copies of all other documents filed with the SEC, may be obtained from the Public Reference Section of the SEC, 100 F. Street, N.E., Washington D.C. 20549 upon payment of the fee prescribed by the SEC. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 or e-mailing the SEC at

publicinfo@sec.gov. The SEC maintains a web site that contains reports, proxy statements, information statements and other information regarding registrants that file electronically with the SEC, including us. The address of this website is http://www.sec.gov.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
We are incorporating certain information about us that we have filed with the SEC by reference in this prospectus, which means that we are disclosing important information to you by referring you to those documents. We are also incorporating by reference in this prospectus information that we file with the SEC after this date. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC automatically will update and supersede the information we have included in or incorporated into this prospectus.
We incorporate by reference the following documents we have filed, or may file, with the SEC:

•	Our Annual Report on Form 10-K for the period ended December 31, 2012 filed with the SEC on March 15, 2013;

•	Our Quarterly Report on Form 10-Q for the period ended March 31, 2013 filed with the SEC on May 15, 2013;

•
Our Current Reports on Form 8-K and amendments thereto on Form 8-K/A, as applicable, filed with the SEC on June 24, 2011, January 4, 2013, January 23, 2013, January 28, 2013, January 29, 2013, April 2, 2013, April 3, 2013, April 4, 2013, April 5, 2013, May 6, 2013, May 9, 2013, May 16, 2013, June 20, 2013, June 28, 2013 and July 12, 2013;

•	The description of capital stock contained in our Form 8-A, filed December 3, 2010, including any amendments or reports filed for the purpose of updating the description;

•
The Combined Statements of Revenue and Certain Operating Expenses of Oxford Rise and Oxford Summit for the years ended December 31, 2010, 2009 and 2008 as provided on pages F-41 to F-43 of Pre-Effective Amendment No. 2 to the company’s Registration Statement on Form S-11 (File No. 333-176604) filed with the SEC on November 17, 2011;

•
The Combined Statements of Revenue and Certain Operating Expenses of Oxford Rise and Oxford Summit for the three months ended March 31, 2011 (unaudited) as provided on pages F-44 to F-46 of Pre-Effective Amendment No. 2 to the company’s Registration Statement on Form S-11 (File No. 333-176604) filed with the SEC on November 17, 2011; and

•	All documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and before termination of this offering.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our compensation committee report and performance graph (included in any proxy statement) or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.
The section entitled “Where You Can Find More Information About Preferred Apartment Communities” above describes how you can obtain or access any documents or information that we have incorporated by reference herein. The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.
Upon written or oral request, we will provide, free of charge, to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that are incorporated by reference into this prospectus. Such written or oral requests should be made to:
Leonard A. Silverstein
3625 Cumberland Boulevard, Suite 1150
Atlanta, Georgia 30339
Telephone Number: (770) 818-4100
In addition, such reports and documents may be found on our website at www.pacapts.com.

$200,000,000

Common Stock

Preferred Stock

Debt Securities

Depositary Shares

Warrants

Units

PROSPECTUS

PART II INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other expenses of issuance and distribution
The following table sets forth the costs and expenses to be borne by the registrant in connection with the offering described in this registration statement.

Securities and Exchange Commission Registration Fee	$27,280
FINRA Filing Fee	30,500
Legal Fees and Expenses	40,000
Accounting Fees and Expenses	30,000
Printing Expenses	15,000
Miscellaneous Expenses	10,000
Total Expenses	$152,780
All amounts in the table above, except the SEC registration fee and the FINRA filing fee, are estimated. These amounts do not include expenses of preparing and printing any related prospectus supplements, listing fees, trustee fees and expenses, transfer agent fees and other expenses related to offerings of particular securities from time to time. Estimated fees and expenses associated with future offerings will be provided in the applicable prospectus supplement.
Item 15. Indemnification of directors and officers
Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to our stockholders and us for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services, or (ii) active and deliberate dishonesty established by a final judgment and that is material to the cause of action. Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.
The Maryland General Corporation Law, or MGCL, requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith, or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.
Our charter requires us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any individual who is a present or former director or officer and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or any individual who, while a director or officer and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. With the approval of our Board of Directors, we may provide such indemnification and advance for expenses to any individual who served a predecessor of the company in any of the capacities described above and any employee or agent of the company or a predecessor of the company, including our manager or any of its affiliates. This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us, although the equitable remedies may not be an effective remedy in some circumstances.
We also have agreed to indemnify and hold harmless Preferred Apartment Advisors, LLC (our manager) and its affiliates performing services for us from specific claims and liabilities arising out of the performance of their obligations under the management agreement. As a result, our stockholders and we may be entitled to a more limited right of action than they and we would otherwise have if these indemnification rights were not included in the management agreement.
The general effect to investors of any arrangement under which we agree to insure or indemnify any persons against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance or indemnification payments in excess of amounts covered by insurance. In addition, indemnification could reduce the legal remedies available to our stockholders and us against the officers and directors.
We have entered into an indemnification agreement with each of our officers and directors. Each indemnification agreement provides, among other things, that we will indemnify, to the maximum extent permitted by law, the covered officer or director against any and all judgments, penalties, fines and amounts paid in settlement, and all reasonable and out-of-pocket expenses (including attorneys’ fees), actually and reasonably incurred in connection with any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry, administrative hearing or other proceeding that arises out of the officer’s or director’s status as a present or former officer, director, employee or agent of the company. Each indemnification agreement also requires us, upon request of the covered officer or director, to advance the expenses related to such an action provided that the officer or director undertakes to repay any amounts to which he is subsequently determined not to be entitled.
The indemnification agreement is not exclusive of any other rights to indemnification or advancement of expenses to which the covered officer or director may be entitled, including any rights arising under our charter or bylaws or applicable law.
Item 16. Exhibits
The exhibit index at the end of this registration statement identifies the exhibits that are included in this registration statement and are incorporated herein by reference.
Item 17. Undertakings
(a)The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.
(b)    The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: (i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement, and (ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x), for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(c)    The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(d)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(e)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
(f)    The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

(g)    The undersigned registrant hereby undertakes that:
(1)For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Atlanta, State of Georgia, on the 15th day of July, 2013.
PREFERRED APARTMENT COMMUNITIES, INC.

By:	/s/ John A. Williams John A. Williams Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ John A. Williams John A. Williams	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	July 15, 2013
/s/ Leonard A. Silverstein Leonard A. Silverstein	President, Chief Operating Officer and Director	July 15, 2013
/s/ Michael J. Cronin Michael J. Cronin	Executive Vice President, Chief Accounting Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	July 15, 2013
/s/ William F. Leseman William F. Leseman	Executive Vice President - Property Management	July 15, 2013
* Daniel M. DuPree	Vice Chairman of the Board	July 15, 2013
* Steve Bartkowski	Director	July 15, 2013
* Gary B. Coursey	Director	July 15, 2013
* Howard A. McLure	Director	July 15, 2013
* Timothy A. Peterson	Director	July 15, 2013

* /s/ John A. Williams
John A. Williams
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Document
1.1*	Form of Underwriting Agreement
3.1(1)	Articles of Amendment and Restatement of Preferred Apartment Communities, Inc.
3.2(2)	Third Amended and Restated Bylaws of Preferred Apartment Communities, Inc.
4.1(2)	Fourth Amended and Restated Agreement of Limited Partnership of Preferred Apartment Communities Operating Partnership, L.P.
4.2(3)	Articles Supplementary for the Series A Redeemable Preferred Stock
4.3(4)	Articles Supplementary for the Series B Mandatorily Convertible Cumulative Perpetual Preferred Stock
4.4*	Form of Additional Articles Supplementary
4.5*	Form of Note
4.6*	Form of Deposit Agreement (including form of Depositary Receipt) for Depositary Shares
4.7*	Form of Warrant Agreement
4.8*	Form of Warrant
4.9*	Form of Unit
4.10(5)	Form of Senior Indenture, between Preferred Apartment Communities, Inc. and one or more trustees to be named
4.11(5)	Form of Subordinated Indenture, between Preferred Apartment Communities, Inc. and one or more trustees to be named
5.1(5)	Opinion of Venable LLP
8.1(5)	Opinion of Proskauer Rose LLP
12.1(5)	Statement Regarding Computation of Ratios
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Deloitte & Touche LLP
23.3(5)	Consent of Venable LLP (included in Exhibit 5.1)
23.4(5)	Consent of Proskauer Rose LLP (included in Exhibit 8.1)
24.1(5)	Power of Attorney
25.1**	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of the Trustee under the Indenture

*	To be filed by amendment or as an exhibit to a report filed under the Securities Exchange Act of 1934, and incorporated herein by reference.

**	To be filed, if necessary, separately under the electronic form type 305B2.

(1)
Previously filed with the Pre-effective Amendment No. 6 to Form S-11 Registration Statement (Registration No. 333-168407) filed by the Registrant with the Securities and Exchange Commission on March 4, 2011.

(2)	Previously filed with the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on January 28, 2013.

(3)
Previously filed with the Pre-effective Amendment No. 1 to Form S-11 Registration Statement (Registration No.: 333-176604) filed by the Registrant with the Securities and Exchange Commission on November 2, 2011.

(4)	Previously filed with the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on January 23, 2013.

(5)	Previously filed with this Registration Statement on Form S-3 (Registration No. 333-188677) filed by the Registrant with the Securities and Exchange Commission on May 17, 2013.